UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Midas, Inc.

(Name of Registrant as Specified In Its Charter)

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Midas, Inc.

1300 Arlington Heights Road, Itasca, Illinois 60143

April 8, 2011

Dear Shareholder:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Midas, Inc. to be held on Tuesday, May 10, 2011, at 11:00 a.m., local time, at the Renaissance Hotel and Conference Center, 1551 North Thoreau Drive, Schaumburg, Illinois 60173.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and the attached proxy statement. We will also discuss Midas’ performance and respond to your questions at the meeting.

Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. The attached proxy statement contains details about how you may vote your shares. Your vote is important, regardless of the size of your holdings. Even if you plan to attend the annual meeting, you may vote your shares via the toll-free telephone number or via the Internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the accompanying proxy statement.

Sincerely,

Robert R. Schoeberl
Lead Director

Alan D. Feldman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF MIDAS, INC.

Date:	Tuesday, May 10, 2011

Time:	11:00 a.m., local time

Place:	Renaissance Hotel and Conference Center
1551 North Thoreau Drive
Schaumburg, Illinois 60173

Purposes:

•	To elect two directors to a term of office expiring at the 2014 Annual Meeting of Shareholders;

•	To ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending December 31, 2011;

•	To hold a non-binding advisory vote to approve a resolution on the Company’s executive compensation;

•	To hold a non-binding advisory vote on the frequency of future shareholder advisory votes on the Company’s executive compensation; and

•	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:    The close of business on March 11, 2011.

The matters to be acted upon at the annual meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

April 8, 2011

NOTE:	In order to assure the presence of a quorum at the annual meeting, please vote your shares via the toll-free telephone number or via the Internet, or complete, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed, postage-paid envelope, even if you plan to attend the annual meeting. By promptly voting, you will reduce the expenses of this proxy solicitation. You may revoke your proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 10, 2011: The 2011 Proxy Statement and the Company’s 2010 Annual Report are available at www.midasproxy.com.

MIDAS, INC.

Our principal executive office is located at 1300 Arlington Heights Road, Itasca, Illinois 60143. Our telephone number is (630) 438-3000. Our website is located at www.midasinc.com. The information contained on or connected to our website is not part of this proxy statement and is not incorporated in this proxy statement by reference. Midas, Inc. is referred to in this proxy statement as “Midas” or the “Company.”

THE ANNUAL MEETING

Attending the Annual Meeting

Our annual meeting will be held on Tuesday, May 10, 2011, at 11:00 a.m., local time, at the Renaissance Hotel and Conference Center, 1551 North Thoreau Drive, Schaumburg, Illinois. If you plan to attend the annual meeting, please check the box on our proxy card.

This Proxy Statement

We sent you our proxy materials because our Board of Directors is soliciting your proxy to vote your shares of Common Stock at the annual meeting. If you own Common Stock in more than one account, such as individually and through one or more brokers, you may receive more than one set of proxy materials. In order to vote all of your shares by proxy, you should vote the shares in each different account as described below under “Street Name Holders and Record Holders” and “How Record Holders Vote.”

On or about April 8, 2011, we began mailing these proxy materials to all shareholders of record at the close of business on March 11, 2011. On the record date, there were 14,195,434 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders at the annual meeting.

Matters to be Considered

At the annual meeting, shareholders will act on the following matters:

•	The election of two directors to a term of office expiring at the 2014 Annual Meeting of Shareholders;

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending December 31, 2011;

•	A non-binding advisory vote to approve a resolution on the Company’s executive compensation; and

•	A non-binding advisory vote on the frequency of future shareholder advisory votes on the Company’s executive compensation.

In addition, shareholders will transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in Midas’ stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform Midas how many of their clients own Common Stock in street name, and the brokers forward our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the annual meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the annual meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the annual meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the annual meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always attend the annual meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and following the instructions on our proxy card and the recorded message;

•	By Internet—You can vote by Internet by going to the website www.investorvote.com/MDS and following the instructions on our proxy card and your computer screen; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, whom we refer to as the “proxies,” to vote your shares in the manner you indicate. You may vote for the election of or withhold authority to vote for each of our director nominees by so indicating on the proxy card. Also, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) the ratification of the appointment of KPMG LLP as the independent auditors of Midas and (ii) the approval of a resolution on the Company’s executive compensation. Furthermore, you may vote “EVERY THREE YEARS”, “EVERY TWO YEARS” or “EVERY ONE YEAR”, or otherwise “ABSTAIN” from voting, for the frequency of future shareholder advisory votes on the Company’s executive compensation.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our two director nominees;

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas;

•	The approval of a resolution on the Company’s executive compensation; and

•	A frequency of EVERY THREE YEARS for future shareholder advisory votes on the Company’s executive compensation.

Employees Who are Shareholders

If you are one of our employees who participates in the Midas Common Stock Fund under the Midas Retirement Savings Plan for Salaried Employees (the “Savings Plan”), you will receive from the Savings Plan trustee a request for voting instructions with respect to all of the shares allocated to your Savings Plan account. You are entitled to direct the Savings Plan trustee how to vote your Savings Plan shares. If you do not give voting instructions to the Savings Plan trustee within the time specified by the Savings Plan trustee, your Savings Plan shares will be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the Savings Plan trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Quorum Requirement

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to be voted at the annual meeting are present in person or by proxy, a quorum will exist. Shares owned by Midas are not voted and do not count for quorum purposes. In order to ensure the presence of a quorum at the annual meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Vote Necessary for Action to be Taken

If a quorum is present at the annual meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. The advisory vote on the frequency of future shareholder advisory votes on the Company’s executive compensation will be determined based on a plurality of the votes as well. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect for the purposes of such proposals.

If a quorum is present at the annual meeting, the advisory vote on the resolution on the Company’s executive compensation and the ratification of the appointment of KPMG LLP as the independent auditors of Midas require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the annual meeting in order for the proposals to be approved by our shareholders. Abstentions will be counted as present and entitled to vote on the matter, and will therefore have the effect of a vote against the proposal.

If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters such as proposals 1, 3 and 4. These are referred to as broker “non-votes.” Shares subject to a broker non-vote will not be considered entitled to vote with respect to proposals 1, 3 and 4, and will not affect the outcome on those proposals. Please note that the rules on how brokers may vote your shares have changed in recent years. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Revocation of Proxies

If you are a registered holder of Common Stock, you may revoke your proxy at any time before your proxy is voted by: (1) giving written notice of revocation to Midas’ Corporate Secretary, (2) executing a later-dated proxy (including by Internet or telephone), or (3) attending the annual meeting and voting your shares in person. If your shares are held in “street name,” you must contact your broker to revoke your proxy.

Other Matters

The Board does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business other than the proposals discussed in this proxy statement may be transacted at the annual meeting. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of six members divided into three classes, with one class of directors elected each year for a three-year term. Five of our six directors are not Midas employees.

Thomas L. Bindley and Robert R. Schoeberl are currently directors of Midas and their terms expire at the 2011 Annual Meeting of Shareholders. Messrs. Bindley and Schoeberl have notified Midas of their willingness to stand for re-election to the Board. If either or both director nominee(s) fail to stand for election, the proxies named in our proxy card currently intend to vote for a substitute nominee(s) designated by the Board. Alternatively, the Board may reduce or increase the number of directors to be elected at the annual meeting or otherwise.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for Midas.

Nominees for election at the Annual Meeting of Shareholders to a term expiring in 2014:

Name	Director Since	Age	Principal Occupation and Directorships
Thomas L. Bindley	1998	67	Mr. Bindley is President of Bindley Capital Corporation, a private consulting firm, which he founded in 1998. From 1998 to 2006, Mr. Bindley served as director and member of the Audit Committee, Joint Transaction Committee and Nominating and Corporate Governance Committee for the Lincoln National Income Fund, Inc., a closed-end fund publicly traded on the New York Stock Exchange. From 1998 to 2005, he also served as director and member of the Audit Committee, Joint Transaction Committee and Nominating and Corporate Governance Committee for the Lincoln National Convertible Securities Fund, Inc., a closed-end fund publicly traded on the New York Stock Exchange. From 1992 to 1998, Mr. Bindley served as Executive Vice President and Chief Financial Officer of Whitman Corporation. Prior to joining Whitman, Mr. Bindley served in a similar capacity with Square D Company from 1986 to 1991. During the previous eight years, he held several executive positions with McGraw Edison Company, including Senior Vice President—Finance and Vice President and Treasurer. He also serves as a director of Junior Achievement of Chicago and as a member of the Board of Trustees of the American Bible Society. Mr. Bindley has extensive experience in business and financial strategic planning, corporate finance, acquisitions and divestitures, manufacturing, and distribution in publicly-held industrial, commercial and consumer product companies.

Name	Director Since	Age	Principal Occupation and Directorships
Robert R. Schoeberl	1998	75	Mr. Schoeberl is the Lead Director of our Board of Directors and presides over all executive sessions. Mr. Schoeberl retired in 1994 as Executive Vice President and Member of the Executive Committee of Montgomery Ward, a mass retailer of consumer products. Prior to joining Montgomery Ward, he was Senior Vice President of Sales and Marketing at GNB Automotive Batteries from 1982 to 1985. Mr. Schoeberl also serves as a director and Audit Committee member of TBC Corporation, a division of Sumitomo Corporation. He is a member of the Board of Trustees at Mount Mercy University and the Automotive Aftermarket Foundation. Mr. Schoeberl has extensive experience in the franchising and automotive retail industries, and has considerable knowledge of operations, purchasing, manufacturing, sales, marketing, and executive management.

The Board of Directors recommends a vote FOR our nominees for director.

Directors whose present terms continue until the 2012 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Jarobin Gilbert, Jr.	1998	65	Mr. Gilbert is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. He has served in that capacity since the company’s inception in 1990. Mr. Gilbert is a director of Foot Locker, Inc., where he is a member of the Audit Committee and chair of the Retirement Planning Committee and a member of the Nomination and Governance Committee. In addition, Mr. Gilbert was formerly the Chairman and Chief Executive Officer of the Atlantic Mutual Companies and was formerly a director of PepsiAmericas, Inc., where he was a member of the Governance and Finance Committee and chair of the Audit Committee. He also serves on the board of the Harlem Partnership and is a member of the American Council on Germany and a permanent member of the Council on Foreign Relations, a nonpartisan national membership organization dedicated to improving the understanding of U.S. foreign policy and international affairs. Mr. Gilbert has longstanding experience in international business matters.

Diane L. Routson	2003	54	Ms. Routson is a Senior Member of Executive Staff of Computer Sciences Corporation, a business and technology consulting, outsourcing and systems integration company. She was formerly Senior Vice President and Chief Financial Officer of MTL Insurance Company, the principal operating subsidiary of Mutual Trust Holding Company of Oak Brook, Illinois. She served in that capacity from 1995 to 2005. Ms. Routson has extensive experience in corporate finance and accounting, financial management, reporting and control procedures and developing and implementing technology strategies to increase operational efficiencies and enhance controls.

Directors whose present terms continue until the 2013 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Archie R. Dykes	1998	80	Dr. Dykes is a director of Raytech Corporation and Arbor Realty Trust, Inc. He served as Lead Director of the Board of Directors of PepsiAmericas, Inc. from 2004 to March 2010, and as Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc., Dallas, Texas (now called CoreMark International) from March 2003 to September 2004. From 1988 to 2004, he was Chairman of Capital City Holdings, Inc., a private venture capital organization. He also served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987, and as Chancellor of the University of Kansas from 1973 to 1980. Before that, he was Chancellor of the University of Tennessee. Dr. Dykes is also a member of the Board of Trustees of the Kansas University Endowment Association. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities. Dr. Dykes has extensive experience in corporate finance and managing public and private companies, as well as considerable knowledge of institutional education, employee motivation, and the government regulatory environment.

Alan D. Feldman	2003	59	Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003. He was named Chairman of the Board of Directors in May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation. His most recent positions were President and Chief Operating Officer of McDonald’s Americas and President of McDonald’s USA. From 1983 to 1994, Mr. Feldman held financial and operational posts with the Pizza Hut and Frito-Lay units of Pepsico. In 1993, he was named Senior Vice President, Business Strategy, and Chief Financial Officer of Pizza Hut, and he served as Senior Vice President of Operations for Pizza Hut from 1990 to 1993. He is also a director of Foot Locker, Inc. and John Bean Technologies Corporation. Mr. Feldman has extensive experience in the franchising industry, retail sales, corporate finance and accounting, and strategic planning.

CORPORATE GOVERNANCE

Board Leadership Structure, Risk Oversight and Director Independence

As required under the rules of the New York Stock Exchange, a majority of the Board members is independent. The independent Board members are as follows: Thomas L. Bindley, Archie R. Dykes, Jarobin Gilbert, Jr., Diane L. Routson and Robert R. Schoeberl. Alan D. Feldman, Midas’ President, Chief Executive Officer and Chairman of the Board, is the only non-independent Board member. The Board has not adopted categorical standards for independence purposes (other than those set forth in the New York Stock Exchange listing standards). Based upon information provided by the directors and Midas, the Board determined that none of the non-management directors have any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair his or her independence.

The independent Board members have determined that the most effective Board leadership structure for Midas at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served Midas well in the past. The independent Board members believe that, because the Chief Executive Officer is ultimately responsible for the day-to-day operation of Midas and for executing Midas’ strategy, and because the performance of Midas is an integral part of Board deliberations, the Chief Executive Officer is the most appropriate Board member to act as Chairman of the Board. The Board retains the authority to modify this structure as and when deemed appropriate in order to best address Midas’ specific circumstances and to advance the best interests of all of the Company’s constituents, including its shareholders.

Midas also has a Lead Director. This position is currently filled by Robert R. Schoeberl. As the Lead Director, Mr. Schoeberl also has leadership authority and responsibilities. The Chairman of the Board and the Lead Director together set the agenda for all Board meetings, and the Lead Director sets the agenda for, and leads, all executive meetings of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman of the Board and Chief Executive Officer. The Lead Director also has the authority to call meetings of the Board in executive session; facilitate discussions, outside of scheduled meetings of the Board of Directors, among the independent directors on key issues, as required; and serve as a non-exclusive liaison with the Chairman of the Board and Chief Executive Officer, in consultation with the other independent directors.

The Board is actively involved in the oversight of risks that could affect Midas. This oversight is conducted primarily through Committees of the Board, as disclosed in the descriptions of each of the Committees below and in the charters of each of the Committees. However, the full Board has retained responsibility for general oversight of the Company’s risks. The Board satisfies this responsibility through the receipt of full reports from each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt of regular reports directly from officers of the Company responsible for the oversight of particular risks relating to Midas and its business operations.

Meetings and Committees of the Board

The Board is responsible for the oversight of the management of Midas. The Board meets on a regular basis to review Midas’ operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Board. The Board also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

The Board met 14 times in 2010. Each director attended at least 75% of the meetings of the Board and the Committees on which that director served. Each director also attended the 2010 Annual Meeting of Shareholders. It is the Company’s policy that all directors attend the Annual Meeting of Shareholders.

Also as required under the rules of the New York Stock Exchange, the independent non-management members of the Board hold regularly scheduled executive sessions. The Lead Director of the Board, Robert R. Schoeberl, serves as the presiding director of all such executive sessions.

Interested parties may communicate directly with the non-management directors by contacting the Chairman of the Audit and Finance Committee of the Board (on an anonymous basis, if desired) in the manner set forth in Midas’ Corporate Code of Ethics.

To facilitate independent director review, the Board has established an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of our independent directors are members of these Committees. The respective Chairperson for each Committee is as follows: Jarobin Gilbert, Jr.—Audit and Finance Committee; Thomas L. Bindley—Compensation Committee; and Archie R. Dykes—Nominating and Corporate Governance Committee.

The Audit and Finance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The charter is consistent with the requirements of the New York Stock Exchange’s listing standards. The Audit and Finance Committee has the ultimate authority to select and evaluate Midas’ external auditors and any outside firm performing internal audit functions. The Committee reviews with the external auditors and approves the audit report of Midas as prepared by its external auditors, the plan and scope of the audit, and the audit and any non-audit fees paid to the external auditors. The Committee also assures the independence of the external auditors, monitors the adequacy of reporting and internal controls, and meets periodically with internal and external auditors. In addition, Midas’ internal audit function reports to the Committee. The Committee reviews Midas’ internal audit reports, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Proxy Statement and reports its findings and recommendations to the Board for appropriate action. The Committee also oversees the financial affairs of Midas.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the New York Stock Exchange’s listing standards, and under the heightened independence standard required for audit committee members by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In addition, the Committee has determined that one of its members, Diane L. Routson, qualifies as an “audit committee financial expert,” as such term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the applicable Securities and Exchange Commission regulations promulgated thereunder. The Committee met four times in 2010.

The Compensation Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The Compensation Committee oversees the compensation policies of Midas, reviews and recommends to the Board employee incentive plans, determines the compensation of the Chief Executive Officer, reviews and/or approves other officers’ salaries, approves significant changes in salaried employee benefits, and recommends to the Board such other forms of remuneration as it deems appropriate. The Committee also monitors the activities of the Corporate Benefits Committee of the Midas Benefit Programs.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the New York Stock Exchange’s listing standards.

The Committee met four times in 2010. The Committee’s report is on page 27. Additional information on the Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section of this proxy statement.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The Nominating and Corporate Governance Committee oversees the broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending director nominees to the Board, and recommending to the Board a set of corporate governance principles applicable to Midas. The Committee also provides assistance to the Board in the areas of: Board Committee selection and rotation practices; evaluation of the overall effectiveness of the Board, its Committees, individual directors and Midas management; and review and consideration of developments in corporate governance practices.

The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees. The Committee has established selection criteria and priorities that identify desirable experience, qualifications, attributes, and skills for prospective Board members, including those properly nominated by shareholders. Such criteria and priorities are set forth in Midas’ Corporate Governance Guidelines, as may be modified from time to time by the Committee. The Board, with the assistance of the Committee, selects potential new Board members using these criteria and priorities.

Desired personal qualifications for potential director nominees include: the intelligence, integrity, strength of character and sense of timing required to assess and challenge the way things are done and to recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and to effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which Midas operates; and the commitment, sense of urgency and spirit of cooperation that will enable him or her to interface with other Board members in directing the future, profitable growth of Midas.

Desired experience qualifications for potential director nominees include: a senior executive or leadership role with a major business organization (although equivalent relevant experience from other backgrounds, such as legal, academic and government or other non-profit, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and preferably experience as a board member of an independent public company; first-hand experience with international operations; a working knowledge of corporate governance issues and the appropriate role of a board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and absence of employment or affiliation with organizations that engage in competitive lines of business or other conflicts of interest, unless specifically approved by the Board. The composition, skills, and needs of the Board may change over time and will be considered in establishing the desirable profile of candidates for any specific Board opening.

The Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. These individual qualities can include matters such as experience in the company’s industry, financial or technical experience, experience gained in situations comparable to the Company’s, leadership experience, and relevant geographical and regulatory experience. The Company does not have a specific written policy regarding Board diversity as it relates to the selection of nominees for the Board. However, it is the Committee’s position that, although diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin, or sexual orientation or identity. In selecting a director nominee, the Committee focuses on skills, expertise and/or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse in nature. The Company’s current directors come from diverse backgrounds, including franchising, manufacturing, retail, financing, education and technology.

The Committee will consider candidates recommended by directors, shareholders and management, provided that appropriate information with respect to the suggested candidate(s) is presented to the Committee for evaluation. Recommendations concerning individuals proposed for consideration should be addressed to Midas’ Corporate Secretary at Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve on the Board if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Committee for its consideration, are required to comply with the advance notice and other requirements set forth in Midas’ By-Laws. See “Shareholder Proposals” below. The Committee evaluates potential director nominees recommended by shareholders in the same manner in which it evaluates other potential director nominees.

The Committee recommended Messrs. Bindley and Schoeberl to the Board as director nominees for election at the 2011 Annual Meeting of Shareholders.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the New York Stock Exchange’s listing standards. The Committee met two times in 2010.

CODE OF ETHICS

In compliance with the requirements of the Sarbanes-Oxley Act of 2002, as promulgated through Securities and Exchange Commission regulations, and the New York Stock Exchange’s listing standards for companies listed on the New York Stock Exchange, Midas has adopted Corporate Governance Guidelines, a Corporate Code of Ethics, and Related Person Transaction Policies and Procedures for its directors, officers and other employees. Each of the foregoing documents is posted on Midas’ website located at www.midasinc.com and is available in print to any shareholder that requests it. Any waivers granted to executive officers or directors under, and any amendments to, Midas’ Corporate Code of Ethics will also be promptly posted by Midas on its website.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of Midas for the fiscal year ending December 31, 2011. KPMG LLP has been the independent auditors of Midas since its spin-off as an independent public company in 1998. We expect that a representative of KPMG LLP will attend the annual meeting to make a statement, if he or she so desires, and to respond to any questions, as appropriate. The Board of Directors is seeking shareholder ratification of its appointment of KPMG LLP as Midas’ independent auditors for the fiscal year ending December 31, 2011.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending December 31, 2011.

Shareholder ratification of the Board’s appointment of KPMG LLP as Midas’ independent auditors is not required by Midas’ Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit and Finance Committee and the Board of Directors will reconsider whether to retain that firm. Furthermore, even if the selection is ratified, the Audit and Finance Committee and the Board of Directors, in their discretion, may direct the appointment of different independent auditors for Midas at any time during the year if they determine that such an appointment would be in the best interests of Midas and its shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Midas for the fiscal years ended January 2, 2010 and January 1, 2011 by Midas’ principal accounting firm, KPMG LLP:

	Fiscal 2009	Fiscal 2010
Audit Fees (a)	$930,000	$930,000
Audit-Related Fees (b)	15,788	74,423
Tax Fees	0	1,500
All Other Fees	0	0

	$945,788	$1,005,923

(a)	Includes fees for services provided in connection with Sarbanes-Oxley Section 404 attestation.
(b)	Represents fees for employee benefit plan audits.

PRE-APPROVAL POLICY FOR INDEPENDENT AUDITORS’ SERVICES

Pursuant to its charter, the Audit and Finance Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for pre-approving all audit and permitted non-audit services to be performed for Midas by its independent auditors. In recognition of this responsibility, the Audit and Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Midas’ independent auditors. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee requires specific pre-approval before engaging the independent auditors. The Audit and Finance Committee may delegate pre-approval authority to a subcommittee comprised of one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee has delegated to the Committee Chairman the authority to approve, on behalf of the Committee, the engagement of Midas’ independent auditors to provide specific audit and permitted non-audit services which may from time to time be required by Midas, provided that the estimated fees for such services do not exceed $50,000 per year in the aggregate. During the fiscal year ended January 1, 2011, all services performed for Midas by KPMG LLP, Midas’ independent auditors, were pre-approved by the Audit and Finance Committee in accordance with this policy.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In accordance with its charter, which was originally adopted by the Board of Directors in September 1998 and most recently amended in November 2009, the Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of Midas’ accounting policies and practices and financial reporting. The Committee also assists the Board in overseeing, selecting and ensuring the independence of Midas’ external auditors, as well as overseeing its internal auditors. The Committee met four times in 2010.

As required under the rules of the New York Stock Exchange, the Audit and Finance Committee consists entirely of independent directors.

In connection with the fiscal 2010 financial statements, the Audit and Finance Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of KPMG LLP’s audit of the financial statements.

Additionally, the Committee obtained from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP any relationships that may affect KPMG LLP’s independence. The Audit and Finance Committee has considered whether any non-audit services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of Midas’ audited financial statements in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

THE AUDIT AND FINANCE COMMITTEE

Jarobin Gilbert, Jr., Chairman

Thomas L. Bindley

Archie R. Dykes

Diane L. Routson

Robert R. Schoeberl

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory vote on executive compensation, as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 14A of the Exchange Act was amended in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion set forth in this proxy statement. The Dodd-Frank Act requires the Company to hold an advisory vote on executive compensation at least once every three years. Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting of Shareholders:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, is hereby APPROVED.”

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and aligns executives’ interests with those of the Company’s shareholders, with the ultimate objective of enhancing shareholder value. The Company believes that the executive compensation packages that it provides to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals, while simultaneously encouraging retention of the executives. Shareholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement, which more thoroughly discusses how compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in providing incentive to management to achieve the Company’s goals.

This advisory vote on executive compensation is not binding on the Board. However, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating future executive compensation programs.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s named executive officers. Properly dated and signed proxies will be so voted unless a shareholder specifies otherwise.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is also providing shareholders with an advisory vote on the frequency with which the Company’s shareholders will have a non-binding, advisory vote on executive compensation, as provided for in Proposal 3 above. For convenience, the shareholders’ advisory vote on executive compensation, as provided for in Proposal 3 above, is referred to in this Proposal 4 as the “say-on-pay vote.”

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every three years, every two years or every year. In addition, shareholders may abstain from voting, if they so choose. The Dodd-Frank Act requires the Company to hold a non-binding, advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board is recommending a say-on-pay vote every three years (i.e., triennially) because it will complement our executive compensation program which rewards and incentivizes long-term performance and motivates our executives to achieve short-term and long-term corporate goals that enhance shareholder value. Moreover, the Company’s executive compensation program has typically not changed materially from year-to-year, nor does it encourage any undue risks that might be of concern to shareholders, as confirmed by a review performed by the Company and the Compensation Committee. In addition, a longer frequency for the say-on-pay vote provides shareholders and shareholder advisory firms with the opportunity to more fully and effectively evaluate, on a longer-term basis, our executive compensation program and strategies, as well as the related business outcomes.

The Compensation Committee would also benefit from this longer time period, as it would give the Committee sufficient time to consider the Company’s compensation program in the context of the Company’s performance over a longer period and to implement and monitor the impact of any changes it deems necessary and appropriate.

The Board believes that a triennial say-on-pay vote reflects the appropriate time frame for the Compensation Committee and the Board to evaluate the results of the most recent say-on-pay vote, to discuss the implications of that vote with shareholders, to develop and implement any adjustments to the Company’s executive compensation program that may be appropriate in light of a past say-on-pay vote, and for shareholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because the say-on-pay vote occurs after the Company has already implemented its executive compensation program for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, the Board believes that, in many cases, it may not be appropriate or feasible to fully address and respond to any one year’s say-on-pay vote by the time of the Annual Meeting of Shareholders for the following year, or even, in some cases, for the year thereafter.

The Board is aware that some shareholders may believe that annual say-on-pay votes would enhance or reinforce accountability. However, the Company has in the past been, and will in the future continue to be, proactively engaged with the shareholders on a number of topics in a number of forums. Thus, the Board views the say-on-pay vote as an additional, but by no means exclusive, opportunity for our shareholders to communicate with the Company regarding their views on the Company’s executive compensation program. Finally, although the Board believes that holding a say-on-pay vote every three years will reflect the right balance of consideration in the normal course, the Board will periodically reassess that viewpoint and can provide for say-on-pay votes on a more frequent basis if changes in the Company’s executive compensation program or the circumstances suggest that such a vote would be appropriate.

The enclosed proxy card gives you four choices for voting on this proposal. You can choose whether the frequency of the say-on-pay vote should be every three years, every two years or every year. You may also abstain from voting, if you so choose. The shareholders’ recommendation as to the frequency of future say-on-pay votes will be determined based on a plurality of the votes cast. Notwithstanding the Board’s recommendation or the outcome of the shareholder vote, the Board may, in the future, decide to conduct say-on-pay votes on a more or less frequent basis (subject to the requirements of Section 14A of the Exchange Act) and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to the Company’s executive compensation program.

This advisory vote on the frequency of say-on-pay votes is not binding on the Board. However, the Board and the Compensation Committee will carefully review and consider the voting results when determining the frequency with which future say-on-pay votes will be included in the Company’s proxy statement.

The Board of Directors recommends that a non-binding advisory vote on the compensation of the Company’s named executive officers be included in the Company’s proxy statement EVERY THREE YEARS. Properly dated and signed proxies will be so voted unless a shareholder specifies otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Common Stock of Midas on March 15, 2011, by each director of Midas, by each executive officer who is named in the Summary Compensation Table, and by all directors and executive officers of Midas as a group. The table also sets forth the beneficial ownership of the Common Stock of Midas based on the 14,195,434 shares outstanding on March 15, 2011, by each person known by Midas to be the beneficial owner of more than 5% of the Common Stock. Each of the following persons has sole voting and investment power with respect to the shares of Common Stock shown unless otherwise indicated. Where not indicated, addresses shall be that of Midas’ principal executive office.

Name	Amount and Nature of Beneficial Ownership(a)		Percent of Class
Thomas L. Bindley	26,915		*
Frederick W. Dow, Jr.	114,110		*
Archie R. Dykes	19,941		*
Alan D. Feldman	1,065,203		7.19%
Jarobin Gilbert, Jr.	12,671		*
Michael J. Gould	35,830		*
William M. Guzik	221,282		1.55%
Alvin K. Marr	73,975		*
Diane L. Routson	11,000		*
Robert R. Schoeberl	39,114		*
All Directors and Executive Officers as a Group (11 persons (b))	1,630,063	(c)	10.85%
Mario J. Gabelli (and affiliates)	3,415,416	(d)	24.06%
Keeley Asset Management Corp.	1,425,000	(e)	10.04%
Cumberland Private Wealth Management Inc.	880,700	(f)	6.20%
BlackRock, Inc.	1,170,831	(g)	8.25%
Intrepid Capital Management, Inc.	799,386	(h)	5.63%

*	Less than 1%.
(a)	Includes:
(i)	shares which the named director or executive officer has the right to acquire prior to or on May 14, 2011 through the exercise of stock options, as follows: Mr. Bindley, 8,000 shares; Mr. Dow, 50,526 shares; Dr. Dykes, 8,000 shares; Mr. Feldman, 614,000 shares; Mr. Gilbert, 3,200 shares; Mr. Gould, 12,000 shares; Mr. Guzik, 100,000 shares; Mr. Marr, 14,000 shares; Ms. Routson, 2,000 shares; and Mr. Schoeberl, 15,667 shares;
(ii)	shares of restricted stock owned by the named director or executive officer which are subject to possible forfeiture under outstanding restricted stock awards and time-based vesting conditions and which will vest prior to May 14, 2011, as follows: Mr. Bindley, 1,500 shares; Mr. Dow, 5,940 shares; Dr. Dykes, 1,500 shares; Mr. Feldman, 28,700 shares; Mr. Gilbert, 1,500 shares; Mr. Gould, 3,650 shares; Mr. Guzik, 8,760 shares; Mr. Marr, 4,690 shares; Ms. Routson, 1,500 shares; and Mr. Schoeberl, 1,500 shares;
(iii)	shares of restricted stock owned by the named director or executive officer which are subject to possible forfeiture under outstanding restricted stock awards and which may vest prior to May 14, 2011, if certain performance-based vesting conditions are achieved, as follows: Mr. Bindley, 1,000 shares; Mr. Dow, 9,150 shares; Dr. Dykes, 1,000 shares; Mr. Feldman, 57,000 shares; Mr. Gilbert, 1,000 shares; Mr. Gould, 1,333 shares; Mr. Guzik, 11,434 shares; Mr. Marr, 10,483 shares; Ms. Routson, 1,000 shares; and Mr. Schoeberl, 1,000 shares;
(iv)	shares of restricted stock owned by the named executive officer which are subject to forfeiture, a portion of which may, but are not expected to, vest on May 6, 2011 if certain performance-based vesting conditions are achieved, as follows: Mr. Dow, 3,500 shares; Mr. Feldman, 20,000 shares; Mr. Gould, 2,000 shares; Mr. Guzik, 6,000 shares; and Mr. Marr, 3,500 shares (all of such shares of restricted stock are expected to lapse on June 6, 2011 pursuant to the terms of the applicable restricted stock award agreement);

(v)	shares of restricted stock owned by the named executive officer which are subject to forfeiture, a portion of which may, but are not expected to, vest on May 12, 2011 if certain performance-based vesting conditions are achieved, as follows: Mr. Dow, 5,000 shares; Mr. Feldman, 30,000 shares; Mr. Gould, 5,000 shares; Mr. Guzik, 9,000 shares; and Mr. Marr, 5,000 shares (all of such shares of restricted stock are expected to lapse on June 12, 2012 pursuant to the terms of the applicable restricted stock award agreement); and
(vi)	shares of restricted stock owned by the named director or executive officer which are subject to possible forfeiture under outstanding restricted stock awards and time-based and/or performance vesting conditions and which are not scheduled to vest prior to May 14, 2011, as follows: Mr. Bindley, 4,332 shares; Mr. Dow, 18,489 shares; Dr. Dykes, 4,332 shares; Mr. Feldman, 107,199 shares; Mr. Gilbert, 4,332 shares; Mr. Gould, 7,232 shares; Mr. Guzik, 26,792 shares; Mr. Marr, 18,572 shares; Ms. Routson, 4,332 shares; and Mr. Schoeberl, 4,332 shares.
(b)	Includes the directors and executive officers listed in the table above and one additional executive officer who is also required to report her beneficial ownership pursuant to Section 16(a) of the Securities Exchange Act of 1934 as of March 15, 2011.
(c)	The number of shares shown as beneficially owned includes: (i) 827,393 shares which the directors and executive officers have the right to acquire prior to or on May 14, 2011, through the exercise of stock options; (ii) 60,065 shares which are subject to possible forfeiture under outstanding restricted stock awards and time-based vesting conditions and which are scheduled to vest prior to May 14, 2011; (iii) 94,817 shares which are subject to possible forfeiture under outstanding restricted stock awards and which may vest prior to May 14, 2011, if certain performance-based vesting conditions are achieved; (iv) 35,000 shares which are subject to possible forfeiture under outstanding restricted stock awards and some of which may, but are not expected to, vest on May 6, 2011, if certain performance-based vesting conditions are achieved; (v) 54,000 shares which are subject to possible forfeiture under outstanding restricted stock awards and some of which may, but are not expected to, vest on May 8, 2011, if certain performance-based vesting conditions are achieved; (vi) 206,560 shares which are subject to possible forfeiture under outstanding restricted stock awards and time-based and/or performance vesting conditions and which are not scheduled to vest prior to May 14, 2011; and (vii) 1,111 shares representing the vested beneficial interest of such persons under Midas’ Retirement Savings Plan as of March 1, 2011.
(d)	Based on a Schedule 13D/A filed on March 7, 2011, by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Of such reported shares: (i) 923,500 shares are beneficially owned by Gabelli Funds, LLC, a registered investment advisor (“Gabelli Funds”) which provides discretionary managed account services for certain registered investment companies listed in the Schedule 13D/A (the “Funds”); (ii) 2,194,868 shares are beneficially owned by GAMCO Asset Management Inc., a registered investment advisor (“GAMCO”); (iii) 282,048 shares are beneficially owned by Teton Advisers, Inc., a registered investment advisor (“Teton Advisors”); (iv) 13,000 shares are beneficially owned by Gabelli Securities, Inc. (“GSI”); and (v) 2,000 shares are beneficially owned by Mario J. Gabelli. GAMCO is a wholly-owned subsidiary of GAMCO Investors, Inc. (“GBL”). GGCP, Inc. (“GGCP”) is the controlling shareholder of GBL. Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by the foregoing persons. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by the foregoing persons other than Mario J. Gabelli. Each of the reporting persons has sole voting and dispositive power with respect to the shares reported for such person in the Schedule 13D/A, except that (1) GAMCO does not have authority to vote 46,500 of the reported shares; (2) Gabelli Funds has sole dispositive and voting power of the shares held by the Funds as long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares; (3) at any time, the Proxy Voting Committee of each Fund may take and exercise, in its sole discretion, the entire voting power with respect to the shares held by such Fund under special circumstances, such as regulatory considerations; and (4) Mario J. Gabelli, GBL and GGCP have indirect power with respect to securities beneficially owned directly by the other reporting persons. The principal business address for Gabelli Funds, GAMCO, Teton Advisors, GSI, GBL and Mario J. Gabelli is One Corporate Center, Rye, NY 10580. The principal business address for GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.

(e)	Based on a Schedule 13G/A filed on February 7, 2011, Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., may be deemed to share beneficial ownership of 1,425,000 shares. The principal business address for Keeley Asset Management Corp. and Keeley Small Cap Value Fund is 401 South LaSalle Street, Chicago, IL 60605.
(f)	Based on a Schedule 13G filed on January 21, 2011, Cumberland Private Wealth Management Inc. (“Cumberland”) owns 880,700 shares. The principal business address of Cumberland is 99 Yorkville Avenue, Suite 300, Toronto, Ontario M5R 3K5 Canada.
(g)

Based on a Schedule 13G/A filed on February 7, 2011, BlackRock, Inc. (“BlackRock”) may be deemed to beneficially own an aggregate of 1,170,831 shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(h)	Based on a Schedule 13G filed on February 1, 2011, Intrepid Capital Management, Inc. (“Intrepid”) owns 799,386 shares. The principal business address for Intrepid is 1400 Marsh Landing Pkwy., Suite 106, Jacksonville Beach, FL 32250.

None of the directors or executive officers of Midas listed in the foregoing table has pledged as security any of his or her Common Stock of Midas shown in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Midas and persons who own more than 10% of the Common Stock of Midas to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in ownership of the Common Stock of Midas. Such directors, executive officers and 10% shareholders are required to furnish to Midas copies of all Section 16(a) reports that they file.

To Midas’ knowledge, based solely on a review of the copies of such reports furnished to Midas and written representations that no other reports were required during the fiscal year ended January 1, 2011, its directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for establishing, implementing, and monitoring the Company’s adherence with its compensation philosophy. Among other things, the Committee works to ensure that the total compensation paid to the Company’s Chief Executive Officer and to its other executive officers, including those named in the Summary Compensation Table, is fair, reasonable, and competitive. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “named executive officers.”

The Committee’s responsibilities include authorizing all salary increases for all named executive officers, as well as approving the formula, performance goals and awards under the Company’s Annual Incentive Compensation Plan and its shareholder-approved Amended and Restated Stock Incentive Plan (as originally adopted in 1997, and as most recently amended and restated in 2010).

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns executives’ interests with those of the Company’s shareholders, with the ultimate objective of enhancing shareholder value. It is also one of the Committee’s primary objectives with respect to executive compensation to enable the Company to attract and retain the most talented and dedicated executives possible by ensuring that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of companies with whom we may compete for executive talent. To that end, the Committee believes that executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals, while simultaneously encouraging retention of the executives.

In order to achieve these objectives, the Committee has implemented and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to the Company’s overall financial performance (as measured by key performance metrics such as adjusted operating income and comparable shop retail sales), as well as key strategic goals developed by the Company’s senior management team and approved by the Board.

The Company’s salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. The Company’s executive compensation program also seeks to align short-term and long-term executive compensation opportunities with the interests of shareholders. The Company’s Annual Incentive Compensation Plan provides for cash bonuses and focuses on achievement of the Company’s annual financial targets, as measured by adjusted operating income and comparable shop retail sales. Grants of equity awards under the Company’s Amended and Restated Stock Incentive Plan are designed to reward creation of shareholder value over the longer term.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer makes recommendations to the Committee regarding equity awards and non-equity compensation for all executives other than himself. However, it is the Board of Directors, upon recommendation of the Committee, that makes all final compensation decisions regarding the Company’s executives other than the Chief Executive Officer. The independent directors, upon recommendation of the Committee, make all final compensation decisions regarding the Company’s Chief Executive Officer.

The Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed annually by the Committee). The conclusions reached based upon these reviews, including with respect to recommended base salary adjustments and annual award amounts, are then presented to the Committee and the Board of Directors for approval. The Committee and the Board can exercise their discretion in modifying any adjustments or awards to executives recommended by the Chief Executive Officer.

Setting Executive Compensation

Based on the philosophy and objectives outlined above, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the financial and operational goals set by the Company and to reward the executives for achieving such goals. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation. Nonetheless, the Company has, from time to time, retained the services of Towers Watson (formerly Watson Wyatt Worldwide), an outside executive compensation consulting firm, to provide insight and advice regarding current trends in the area of executive compensation. In 2010, the Company retained Towers Watson to provide compensation-related market data for the Company’s officers, including the named executive officers. The Towers Watson study utilized blended general industry and retail survey data to analyze the Company’s executive compensation levels on the basis of two different sales revenue scopes—namely, $200 million (which approximates the Company’s annual revenues) and $1 billion (which approximates the system-wide retail sales of the Company’s franchised retail network in the U.S. and Canada). The market data did not identify the names of any companies that were used in the survey.

In determining the appropriate compensation packages for the Company’s named executive officers, the Committee reviews, on an annual basis, tally sheets which summarize each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. Other internal and external factors, such as internal pay equity within the Company, are also reviewed and considered by the Committee when establishing each named executive officer’s annual compensation package.

Consistent with the compensation philosophy mentioned above, a significant percentage of total executive compensation is allocated to incentives. Income from incentive compensation is realized as a result of the performance of the Company or the executive, depending on the type of award, compared to established corporate or individual goals. The Company does not have any pre-established policy for the allocation between annual executive compensation, on the one hand, and long-term incentive-based executive compensation, on the other hand. Similarly, the Company does not have any pre-established policy for the allocation between cash and non-cash, or short-term and long-term, incentive compensation. Rather, the Committee periodically reviews compensation survey data and general market trends to determine the appropriate level and mix of annual and incentive-based compensation to be paid to each named executive officer. Incentive compensation and equity awards are currently targeted at the following percentages of base salary:

	Cash-based Incentive Compensation (as a percentage of base salary)	Equity Awards (as a percentage of base salary)(a)
Chief Executive Officer	90%	200%
Executive Vice President	60%	150%
Senior Vice President	50%	100%
Vice President	35%	50%

(a)	The value of option grants is based upon the estimated fair value of the grants calculated using the Black-Scholes valuation model. The value of restricted shares is determined using the fair market value of the Company’s Common Stock based on the closing price of such Common Stock on the New York Stock Exchange on the date of grant.

The actual awards are made at the discretion of the Committee and may be higher or lower than the above targets.

The Committee continually assesses the consistency of the Company’s executive compensation program with the Committee’s philosophy and objectives, the Company’s business strategy, and general market practices.

Elements of Compensation

For fiscal year 2010, the principal compensation for the named executive officers consisted of the following elements:

•	base salary;

•	cash-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the Company’s executives are established based on the level and scope of their accountability and responsibility for the performance of the Company with respect to policy-making and execution. In establishing executives’ base salaries, the Committee also takes into account the Company’s actual experience in the hiring of senior executives who have been recruited from similar positions in the industry, as well as compensation survey data gathered from various sources, when deemed necessary and appropriate. Base salary levels for all other salaried employees of the Company are also determined pursuant to both recent hiring experience and compensation survey data gathered from various sources. However, salary levels are not based exclusively on a formula. Rather, salary levels are derived from each position’s required skills and responsibilities, as compared to the average salary levels of like positions within other companies, as provided through various relevant independently generated sources.

The Committee generally targets executive base salaries at the market median (i.e., the 50th percentile of base salary levels paid to similarly situated executives), although variations to the target may occur as dictated by the experience and skill level of the individual in question and market factors. The Committee also considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, individual experience and longer term potential.

The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experiences, and the individual’s contribution to the performance and profitability of the Company. Base salary adjustments for officers, other than the named executive officers, during fiscal year 2010 averaged approximately 3%. Due to the continuing weak economy and the negative impact on Midas’ results of operations, the base salaries for the named executive officers were unchanged in fiscal year 2010, with the exception of the Senior Vice President, Franchise Operations, who received a base salary increase of approximately 7%, and the Senior Vice President, General Counsel and Secretary, who received a base salary increase of approximately 4%. Furthermore, on November 8, 2010, with the concurrence of the Compensation Committee, the Chief Executive Officer voluntarily reduced his base salary by 10% in order to better align his executive compensation level with those of similarly situated executives at domestic companies with retail sales levels comparable to those of the Company’s franchised retail network. This reduction became effective as of January 1, 2011.

Cash-Based Incentive Compensation

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each named executive officer receives his annual incentive bonus pursuant to the Company’s Annual Incentive Compensation Plan. Each year’s Annual Incentive Compensation Plan is established, and the bonuses paid pursuant thereto are made, under the Company’s shareholder-approved Amended and Restated Stock Incentive Plan, which provides for cash performance awards.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated corporate goals, as well as for each officer’s achievement of individual performance objectives. These objectives vary depending on the individual officer, but generally relate to or otherwise support the key strategic corporate goals established by the Company for the fiscal year in question. The structure of the Annual Incentive Compensation Plan for each year, including the incentive formula, the performance measures, and the corporate and individual targets and objectives thereunder, are established and approved by the Committee during the first quarter of the year to which the bonuses relate.

The actual amount of each named executive officer’s bonus under the Annual Incentive Compensation Plan, other than the Chief Executive Officer’s, is determined based on the Chief Executive Officer’s recommendations, as well as the Committee’s review of the Company’s level of achievement of the stated corporate goals and the named executive officer’s achievement of his individual performance objectives for that year. This review is typically conducted during the first quarter following the completion of the fiscal year to which the bonus relates. Annual incentive bonuses are ordinarily paid in a single installment immediately following this review.

Each named executive officer is eligible for an annual incentive bonus up to an amount equal to a specified percentage of such executive’s base salary. Target amounts payable under the Annual Incentive Compensation Plan are proportionate to each executive officer’s accountability for the Company’s business plans. Under the Annual Incentive Compensation Plan for 2010 (the “2010 Plan”), the Committee targeted bonus amounts to be paid at (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer. The Committee fixed the maximum payout for any officers’ annual incentive bonus under the Annual Incentive Compensation Plan at 150% of the participant’s targeted bonus. For a more detailed description of the 2010 Plan and its specific components, including a discussion regarding each named executive officer’s achievement of his respective objectives under the Individual Objectives Component of the 2010 Plan, please see the discussion following the table appearing in the section entitled “Grants of Plan-Based Awards” below.

Similar to the 2010 Plan, the Annual Incentive Compensation Plan for 2011 (the “2011 Plan”) consists of three components: (1) a total corporate objectives component, which represents 50% of the 2011 Plan’s potential bonus payout (the “2011 Operating Income Component”), (2) a North American comparable shop retail sales increase component, which represents 20% of the 2011 Plan’s potential bonus payout (the “2011 Retail Sales Component”), and (3) an individual objectives component, which represents the remaining 30% of the 2011 Plan’s potential bonus payout (the “2011 Individual Objectives Component”).

Bonus awards pursuant to the 2011 Operating Income Component of the 2011 Plan are based upon the Company’s achievement of an adjusted operating income target of $21,450,000 (the “2011 Financial Target”). “Adjusted operating income” is calculated as GAAP operating income adjusted to exclude the impact of bonus accruals, restricted stock amortization expense, costs related to the expensing of stock options, gains and losses on asset sales, and restructuring costs. In addition, the 2011 Operating Income Component contains a “2 for 1” enhancement feature whereby, for each 1% (or pro rata portion thereof) over the 2011 Financial Target achieved by the Company, an additional 2% (or corresponding pro rata portion thereof) is added to the target bonus award under the 2011 Operating Income Component. Similarly, for each 1% (or pro rata portion thereof) that the Company falls short of the 2011 Financial Target, the target bonus award under the 2011 Operating Income Component is reduced by 2% (or corresponding pro rata portion thereof). The 2011 Plan specifically provides that no bonus awards are to be paid pursuant to the 2011 Operating Income Component unless the Company achieves at least 80% of the 2011 Financial Target (the “2011 Financial Target Threshold”).

Bonus awards pursuant to the 2011 Retail Sales Component of the 2011 Plan are based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2011 (the “2011 Sales Target”). The 2011 Retail Sales Component also contains an enhancement feature whereby, for each 1% (or pro rata portion thereof) over the 2011 Sales Target achieved by the Company in North America, an additional 10% (or corresponding pro rata portion thereof) will be added to the target bonus award payable thereunder (up to a maximum of 130% of target). Similarly, for each 1% (or pro rata portion thereof) that the Company falls short of the 2011 Sales Target, the target bonus award under the 2011 Retail Sales Component will be reduced by 10% (or corresponding pro rata portion thereof), with no payout if there is less than a 1% increase in comparable shop retail sales in North America (the “2011 Sales Target Threshold”). The 2011 Plan specifically provides that no bonus awards are to be paid pursuant to the 2011 Retail Sales Component if the Company fails to achieve the 2011 Financial Target Threshold under the 2011 Operating Income Component.

Each participant’s objectives under the 2011 Individual Objectives Component of the 2011 Plan are established in advance by mutual agreement of the participant and his or her direct supervisor (or the Committee, in the case of the Chief Executive Officer) and must align with, and otherwise support and/or advance, the Company’s overall business strategy. The Committee has the authority to award a participant in excess of 100%

of his or her target bonus payout under the 2011 Individual Objectives Component (subject to a maximum cap of 150%) in order to recognize a participant’s extraordinary achievement of his or her objectives under the 2011 Individual Objectives Component. Bonus awards pursuant to the 2011 Individual Objectives Component are not contingent upon the Company’s achievement of the 2011 Financial Target Threshold or the 2011 Sales Target Threshold.

Also similar to the 2010 Plan, the overall bonus target levels under the 2011 Plan are: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the above-described enhancement features under the 2011 Operating Income Component and the 2011 Retail Sales Component and the potential for extraordinary achievement under the 2011 Individual Objectives Component). The 2011 Plan provides for a maximum cap of 150% of a participant’s overall target bonus level, notwithstanding the above-described features.

The Committee oversees the 2011 Plan. All bonus awards made pursuant to the 2011 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the 2011 Financial Target Threshold and the 2011 Sales Target Threshold have been achieved by the Company and, if so, the applicable bonus award percentages under the 2011 Operating Income Component and the 2011 Retail Sales Component resulting from the enhancement features described above. The 2011 Plan also provides the Committee with the authority to include or exclude extraordinary or unusual items in determining the level of achievement of the 2011 Financial Target and the 2011 Sales Target.

Long-Term Equity Incentive Compensation

The Committee believes that shareholder value is enhanced through an ownership culture that encourages long-term performance by the Company’s officers through the use of stock-based awards. In furtherance of this philosophy, the Company has adopted, and the Company’s shareholders have approved, the Amended and Restated Stock Incentive Plan, which permits the grant of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options (with or without stock appreciation rights), restricted stock awards, performance awards, or any combination of the foregoing. Incentive stock options and nonqualified stock options are granted at exercise prices equal to the closing market price on the date of grant.

The Amended and Restated Stock Incentive Plan is designed to, among other things, directly align the interests of the Company’s officers and other key employees with those of its shareholders by rewarding the creation of shareholder value over the longer term. General stock option and restricted stock award grant guidelines have been established based on competitive practices of similarly-situated general industry and other retail companies, the applicable employee’s position, and the ability of the applicable employee to influence longer-term operating performance. In making grants of stock options and/or restricted stock awards, the Committee considers the targeted levels of equity awards for each employee level as shown in the table appearing on page 19 of this proxy statement, the recommendations of the Chief Executive Officer for all employees (other than the Chief Executive Officer), the level of stock options and/or restricted stock awards previously granted to the applicable employee, the performance of the Company, as well as the performance of the employee. It is the Committee’s belief that stock option and restricted stock award grants provide the Company’s employees with a significant interest in the creation of shareholder value through long-term growth in the price of the Company’s Common Stock.

The Company does not have any pre-established policy regarding the proper mix of stock options and restricted stock awards to use for compensation of its employees. Instead, the Committee will consider compensation survey data and general market trends when determining the appropriate long-term equity incentive compensation to be provided by the Company to its employees, including the named executive officers, for any given year. The Committee has, in recent years, increased the restricted stock percentage of each employee’s annual grant under the Company’s Amended and Restated Stock Incentive Plan. Equity awards for the named executive officers in recent years other than 2010 were targeted at approximately 40% stock options and 60% restricted stock awards (based upon the estimated fair value of the grants). As noted below, a portion of the restricted stock awards for those years was subject to purely performance-based vesting. The Committee continues to adjust the mix of stock options, restricted stock awards with performance-based vesting and restricted stock awards with time-based vesting in order to strike the proper balance between (i) rewarding the creation of shareholder value through long-term stock price appreciation, (ii) minimizing shareholder dilution due to equity awards, and (iii) promoting retention of the employee through time-based vesting of options and restricted stock.

The annual awards under the Amended and Restated Stock Incentive Plan are typically granted on the date of the Board of Directors meeting that coincides with the Annual Meeting of Shareholders. This date has historically been within approximately one week following the Company’s earnings release for its then most recently completed fiscal quarter.

Options and Restricted Stock.    The Committee makes stock option and restricted stock award grants to eligible employees on an annual basis pursuant to the Amended and Restated Stock Incentive Plan. The Committee may also, in its discretion, grant stock options and restricted stock awards to an employee at the commencement of his or her employment and, occasionally, following a significant change in an employee’s job responsibilities, or otherwise to meet other special retention or performance objectives. The Committee reviews and approves stock option and restricted stock award grants to the employees (including the named executive officers other than the Chief Executive Officer) based upon the recommendations of the Company’s Chief Executive Officer, as well as a review of competitive compensation data, an assessment of individual performance, a review of each employee’s existing long-term incentives, and retention considerations.

In 2010, the Company did not grant to its officers and other key employees the typical annual stock options and restricted stock awards under the Amended and Restated Stock Incentive Plan. Instead, the Company authorized, and its shareholder approved at the 2010 Annual Meeting of Shareholders, an amendment and restatement of the Amended and Restated Midas, Inc. Stock Incentive Plan and the Amended and Restated Midas, Inc. Treasury Stock Plan (individually, a “Plan” and, collectively, the “Plans”) to provide for a one-time value-for-value stock option exchange offer with respect to outstanding underwater stock options previously granted to officers and other key employees, including the named executive officers, under the Plans between 2004 and 2008 which had an exercise price per share ranging from $15.22 to $23.99 (collectively, the “Old Options”). Pursuant to this stock option exchange offer (the “Exchange Program”), the Company offered eligible employees the one-time opportunity to exchange Old Options for a lesser number of replacement options (collectively, the “Replacement Options”) having an exercise price equal to the fair market value of the Company’s Common Stock on the date that the Replacement Options were granted. The number of shares covered by the Replacement Options was determined using exchange ratios calculated such that the fair value of the Replacement Options was equal to or less than the fair value of the Old Options surrendered in exchange therefor. The Replacement Options issued under the Exchange Program were new options to purchase the Company’s Common Stock granted under the same Plan under which the respective exchanged Old Option was granted. The Replacement Options were unvested at the time of grant, and will vest, subject to the grantee’s continuing employment, in two annual installments of 50% per year on the first and second anniversaries of the new grant date, and will expire on the tenth anniversary of the new grant date. The Offer was made upon the terms and subject to the conditions set forth in the Offering Memorandum dated August 12, 2010 and the related Midas Stock Option Exchange Program Election Form. The Company conducted the Exchange Program because the Old Options were significantly underwater as the option exercise price was significantly higher than the then-current market price of the Company’s Common Stock. It was the Committee’s belief that these underwater Old Options were perceived by their holders as having a reduced incentive and retention effect due to the difference between the exercise prices and the then-current market price of the Company’s Common Stock. As a result, these Old Options were not providing the incentives and retention value that the Board believed were necessary to the Company’s future success and growth in the value of the Company’s shares. The Committee believed that the Exchange Program would reverse the condition of lost incentive and value and that it would also serve as a retention tool because the Replacement Options are all subject to a two-year vesting period, compared to many of the Old Options which had already vested.

The Exchange Program was launched on August 12, 2010, and expired 20 business days later on September 9, 2010. There were a total of 747,090 Old Options eligible for exchange under the Exchange Program. Of this number, 607,200 Old Options were held by the named executive officers. All 747,090 Old Options, including the 607,200 Old Options held by the named executive officers, were surrendered and exchanged for Replacement Options under the Exchange Program. Pursuant to the Exchange Program, a total of 297,760 Replacements Options with an exercise price of $7.52 per share (i.e., the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant) were issued in exchange for the surrendered Old Options. Of this number, 238,483 Replacement Options were issued to the named executive officers.

The following table provides information about the number of Old Options exchanged for Replacement Options by each named executive officer under the Exchange Program.

Name and Position	Original Grant Date of Old Options	Original Exercise Price of Old Options	Old Options Exchanged (#)	Expense Neutral Exchange Ratio	Replacement Options Issued (#)
Alan Feldman	5/11/2004	$18.65	130,000	0.23100 : 1	30,030
Chairman, President and CEO	5/10/2005	$22.17	50,000	0.25572 : 1	12,786
	5/9/2006	$21.74	50,000	0.34121 : 1	17,061
	5/8/2007	$21.53	69,500	0.42069 : 1	29,238
	5/6/2008	$15.22	100,000	0.61891 : 1	61,891

Subtotals			399,500		151,006

William M. Guzik	5/11/2004	$18.65	17,500	0.23100 : 1	4,043
Executive Vice President and CFO	5/10/2005	$22.17	8,000	0.25572 : 1	2,046
	5/9/2006	$21.74	8,000	0.34121 : 1	2,730
	5/8/2007	$21.53	21,000	0.42069 : 1	8,834
	5/6/2008	$15.22	30,000	0.61891 : 1	18,567

Subtotals			84,500		36,220

Frederick W. Dow, Jr.,	5/11/2004	$18.65	17,500	0.23100 : 1	4,043
Senior Vice President and Chief Marketing Officer	5/10/2005	$22.17	8,000	0.25572 : 1	2,046
	5/9/2006	$21.74	8,000	0.34121 : 1	2,730
	5/8/2007	$21.53	11,500	0.42069 : 1	4,838
	5/6/2008	$15.22	17,000	0.61891 : 1	10,521

Subtotals			62,000		24,178

Alvin K. Marr	5/11/2004	$18.65	4,600	0.23100 : 1	1,063
Senior Vice President, General Counsel and Secretary	5/10/2005	$22.17	8,000	0.25572 : 1	2,046
	5/9/2006	$21.74	8,000	0.34121 : 1	2,730
	5/8/2007	$21.53	11,500	0.42069 : 1	4,838
	5/6/2008	$15.22	17,000	0.61891 : 1	10,521

Subtotals			49,100		21,198

Michael J. Gould	5/11/2004	$18.65	2,100	0.23100 : 1	485
Senior Vice President, Franchise Operations	5/8/2007	$21.53	4,000	0.42069 : 1	1,683
	5/6/2008	$15.22	6,000	0.61891 : 1	3,713

Subtotals			12,100		5,881

	Totals		607,200		238,483

Retirement and Other Benefits

All salaried employees of the Company are eligible to participate in the Midas Savings Plan for Salaried Employees (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all salaried employees of the Company, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a pre-tax basis. Until February 2009, the Company matched 100% of the first 6% of pay that was contributed to the Savings Plan after the first year of employment. Commencing in February 2009, the Company matches 50% of the first 6% of pay that is contributed to the Savings Plan after the first year of employment. The Company made this change to the Savings Plan as a cost saving measure. All contributions to the Savings Plan, as well as any matching contributions, are fully vested upon contribution. All of the named executive officers participated in the Savings Plan in fiscal year 2010.

In addition to the Savings Plan, all salaried employees of the Company are eligible to participate in the Midas Retirement Income Plan (the “Retirement Plan”). Furthermore, the Company’s executive officers, including the named executive officers, are eligible to participate in the nonqualified Midas Supplemental Executive Retirement Plan (which was amended and renamed the “Midas Executive Retirement Plan—Defined Benefit Retirement Component” in November 2008) (the “SERP”). Prior to May 2010, the Company’s executive officers, including the named executive officers, were also eligible to participate in the nonqualified Midas Executive Retirement Plan (which was amended and renamed the “Midas Executive Retirement Plan—Account Balance Component” in November 2008) (the “ERP”). In May 2010, the Company made the decision, as a cost saving measure, to terminate and liquidate the ERP pursuant to Treasury Regulation 1.409A-3(j)(4)(ix)(C) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As required by the applicable Treasury regulations, payments of all amounts deferred under the ERP must be made after the one year anniversary, and prior to the two year anniversary, of the date on which the Board took all necessary action to irrevocably terminate and liquidate the ERP. The Company decided to terminate and liquidate the ERP as a cost saving measure. For a description of the Retirement Plan and the SERP, please see the discussion following the Pension Benefits table below. For a description of the ERP, please see the discussion under the section entitled “Nonqualified Deferred Compensation” below.

Perquisites and Other Personal Benefits

The Company also provides the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Each named executive officer is provided an automobile allowance (ranging from $18,600 to $33,600 per year), financial planning expense reimbursement (of up to $10,000 per year for the Chief Executive Officer and up to $5,000 per year for all other named executive officers), participation in the plans and programs described above, and medical, dental, life insurance and disability benefits, including reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans (of up to $6,000 per year). The Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for fiscal year 2010 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Stock Ownership Guidelines

On November 8, 2005, the Committee ratified the Company’s adoption of an Executive Stock Ownership Policy. The purpose of this policy is to further align certain executive officers with the long-term success of the Company. The policy requires the executives referenced below to maintain ownership of the Company’s Common Stock (including restricted stock) in an amount equal to a multiple of such executive’s base salary, as follows:

Position	Required Multiple of Base Salary
Chief Executive Officer	4x
Executive or Senior Vice President	2x

Each affected executive is required to achieve his applicable required ownership level within five years of the commencement date of his employment (or, in the case of a promotion, five years from the date of promotion). Further, until such time as the executive achieves his applicable required ownership level, he is prohibited from selling 100% of any restricted shares that vest and 50% of any shares obtained upon exercise of stock options (other than as needed to cover the tax obligation arising from such vesting or exercise). The Committee periodically monitors each affected executive officer’s continuing compliance with the Company’s Executive Stock Ownership Policy. As of the date of this proxy statement, the Company’s executive officers who are subject to the Executive Stock Ownership Policy are in compliance with the policy’s terms and requirements.

Tax and Accounting Implications

Deductibility of Executive Compensation

In the performance of its duties, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. It is the current policy of the Committee that compensation payable to the named executive officers should generally meet the conditions required for full deductibility under Section 162(m). However, tax deductibility is not the only criterion the Committee considers when establishing compensation programs and strategy, and, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Committee believes that the desirability of preserving the tax deductibility of executive compensation, to the extent practicable, must be weighed against the importance of consistency with respect to the Company’s executive compensation philosophy and objectives, the needs of the Company, and shareholder interests. The Committee believes that the ability to exercise discretion in this area is in the best interests of the Company and its shareholders.

As was the case for fiscal year 2010, the Committee believes that the annual incentive bonus to be paid to Mr. Feldman for fiscal year 2011 will be performance-based and, therefore, should meet the conditions required for deductibility under Section 162(m).

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it has operated, and continues to operate, in good faith compliance with these statutory provisions which were effective January 1, 2005, including Section 409A. In November of 2008, the Company amended its various compensation and benefit arrangements in order to be in full compliance with Section 409A. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the section entitled “Nonqualified Deferred Compensation” below.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed the Compensation Discussion and Analysis set forth in this proxy statement and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s 2011 proxy statement and its incorporation by reference into the Company’s 2010 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Thomas L. Bindley, Chairman

Archie R. Dykes

Jarobin Gilbert, Jr.

Diane L. Routson

Robert R. Schoeberl

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers. These officers are referred to herein, collectively, as the “named executive officers.” The Company has not entered into any employment-related agreements with any of the named executive officers, other than those described below the Summary Compensation Table.

Based on the base salary of the named executive officers for fiscal year 2010, the non-equity incentive plan compensation paid for fiscal year 2010, and the estimated fair value of equity awards granted to them during fiscal year 2010: (a) “salary” accounted for between 63% and 66%, and cash incentive compensation accounted for between 15% and 16%, of the total compensation of each named executive officer who was a Senior Vice President, (b) “salary” accounted for approximately 63%, and cash incentive compensation accounted for approximately 19%, of the total compensation of the named executive officer who was an Executive Vice President, and (c) “salary” accounted for approximately 60%, and cash incentive compensation accounted for approximately 25%, of the total compensation of the named executive officer who was the Chief Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(b)	All Other Compensation ($)(c)	Total ($)
Alan D. Feldman	2010	725,000	(d)	—	—	—	300,770	133,565	55,120	1,214,455
Chairman, President and CEO	2009 2008	725,000 725,000		— —	868,560 882,760	578,560 582,000	157,637 156,835	105,992 127,810	85,793 70,493	2,521,542 2,544,898

William M. Guzik	2010	295,000		—	—	—	87,084	45,950	41,400	469,434
Executive Vice President and CFO	2009 2008	295,000 295,000		— —	266,490 264,828	180,800 174,600	45,135 61,729	26,303 39,949	44,250 59,365	857,978 895,471

Frederick W. Dow, Jr.	2010	257,500		—	—	—	62,476	25,231	44,248	389,455
Senior Vice President and Chief Marketing Officer	2009 2008	257,500 257,500		— —	138,180 230,583	90,400 98,940	24,817 30,128	38,295 36,222	35,657 50,768	584,849 704,141

Alvin K. Marr	2010	235,000		—	—	—	58,515	29,396	31,950	354,861
Senior Vice President, General Counsel and Secretary	2009 2008	225,000 225,000		— —	138,180 230,583	90,400 98,940	32,063 33,750	14,659 20,634	32,388 37,863	532,690 646,770

Michael J. Gould	2010	212,000		—	—	—	49,544	44,343	32,205	338,092
Senior Vice President, Franchise Operations	2009	198,219		—	138,180	90,400	21,933	30,629	25,031	504,392

(a)	Represents the aggregate grant date fair value as determined using the Financial Accounting Standards Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standard No. 123R). The assumptions underlying the grant date fair value are described in the Company’s financial statements contained in its 2010 Annual Report on Form 10K on page F-27, footnote 10.
(b)	Includes the following items:

Name	Year	Non-Qualified Above-Market Earnings ($)(1)	Increase in Present Value of Pension ($)	Increase (Decrease) in Present Value of SERP ($)	Total ($)
Alan D. Feldman	2010	—	32,779	100,786	133,565
	2009	17,933	20,462	67,597	105,992
	2008	—	19,884	107,926	127,810
William M. Guzik	2010	—	33,115	12,835	45,950
	2009	—	14,341	11,962	26,303
	2008	5,106	14,245	20,598	39,949
Frederick W. Dow, Jr.	2010	—	25,645	(414)	25,231
	2009	4,918	23,649	9,728	38,295
	2008	235	22,381	13,606	36,222
Alvin K. Marr	2010	—	28,095	1,301	29,396
	2009	—	10,848	3,811	14,659
	2008	350	13,570	6,714	20,634
Michael J. Gould	2010	—	38,205	6,138	44,343
	2009	—	27,370	3,259	30,629

(1)	These amounts represent the difference between (A) the actual earnings credited to the named executive officer’s account based upon the prime rate and (B) the amounts that would have been credited to the named executive officer’s account using 120% of the monthly long-term Applicable Federal Rates as published by the IRS. The prime rate used to calculate the actual earnings credited to the named executive officer’s account is updated semi-annually on January 1 and July 1 of each year.

(c)	Includes the following items:

Name	Year	Auto Allowance ($)	Excess Medical ($)(1)	Registrant Contributions to Savings Plan ($)	Registrant Contributions to ERP ($)	Tax Gross-Up Amounts ($)	Other ($)(2)	Total ($)
Alan D. Feldman	2010	33,600	6,000	7,350	—	—	8,170	55,120
	2009	33,600	6,000	10,696	18,404	6,743	10,350	85,793
	2008	33,600	6,000	13,800	—	6,743	10,350	70,493
William M. Guzik	2010	27,600	6,000	7,350	—	—	450	41,400
	2009	27,600	6,000	8,711	1,196	293	450	44,250
	2008	27,600	6,000	13,800	11,387	228	350	59,365
Frederick W. Dow, Jr.	2010	18,600	6,000	7,350	—	—	12,298	44,248
	2009	18,600	6,000	8,539	1,279	489	750	35,657
	2008	18,600	6,000	13,800	10,740	642	986	50,768
Alvin K. Marr	2010	18,600	6,000	7,350	—	—	—	31,950
	2009	18,600	6,000	7,116	672	—	—	32,388
	2008	18,600	6,000	13,263	—	—	—	37,863
Michael J. Gould	2010	18,600	6,000	7,170	—	—	435	32,205
	2009	17,737	—	7,294	—	—	—	25,031

(1)	These amounts represent the maximum annual reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans. This reimbursement is only offered to the Senior Vice Presidents, the Executive Vice President and the Chief Executive Officer of the Company.
(2)	These amounts include the payment, or reimbursement by the Company, of financial planning related fees, spousal travel and airline membership dues and amounts related to these items.

(d)	On November 8, 2010, with the concurrence of the Compensation Committee, Mr. Feldman voluntarily reduced his base salary by 10% in order to better align his executive compensation level with those of similarly situated executives at domestic companies with retail sales levels comparable to those of the Company’s franchised retail network. This reduction became effective as of January 1, 2011.

Agreements with Named Executive Officers

Employment Agreements

The Company does not have any formal employment agreements with any of its named executive officers. Rather, the terms of their respective employment with the Company were initially established pursuant to either original employment letters or informal promotion letters from the Company and are currently set on an annual basis by mutual agreement of the Board of Directors (or the Compensation Committee, in the case of the Chief Executive Officer) and each individual executive. These executives are generally entitled to the salary, incentive bonus and other benefits described in the Summary Compensation Table, subject, in each case, to yearly increase or decrease at the discretion of the Compensation Committee or the Board of Directors.

Severance Agreements

In October 2002, immediately following the resignation of the Company’s former Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of the Company’s key executive officers, including Messrs. Guzik and Marr, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provides for, among other things, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following the executive officer’s termination without cause at any time in the future. The executive officer would not be entitled to the severance payment or benefits if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. In 2008, each of the foregoing special retention packages was modified as necessary in order to ensure its compliance with Section 409A.

Employment Letters

As noted above, the Company does not have any formal employment agreements with any of its named executive officers. However, certain of the named executive officers—namely, Messrs. Feldman and Dow—received employment letters from the Company at the commencement of their employment. These letters, which are described below, not only set forth the initial compensation to be provided by the Company to each of those executives, but also contained certain agreements by the Company.

Feldman Employment Letter.    On January 13, 2003, Mr. Feldman received an employment letter from the Company confirming his employment as Chief Executive Officer beginning on January 9, 2003. As set forth in the letter, Mr. Feldman’s annual base salary was initially established at the rate of $650,000, which amount was consistent with what the Compensation Committee, in consultation with the Company’s then outside executive compensation consultants, Towers Watson (formerly Watson Wyatt Worldwide), deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Chief Executive Officer. Mr. Feldman’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 75% of his annual base salary (subsequently increased to 90% in 2007), with a maximum incentive opportunity of one hundred fifty percent (150%) of annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Feldman was granted (a) stock options to purchase 500,000 shares of the Company’s Common Stock, which options vested ratably over a five year period, and (b) 150,000 shares of restricted stock of the Company, which shares cliff vested on the fifth anniversary of his employment commencement date (but were subject to the Board of Director’s discretionary right to accelerate vesting of such restricted shares in 50,000 share increments on each anniversary of the date of grant if the total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeded the total shareholder return of the S&P 500 Index for the same period).

In addition to the foregoing, Mr. Feldman’s employment letter provided him with a severance package whereby, in the event of any involuntary termination of his employment without cause at any time in the future, he will be entitled to (a) 24 months of base salary continuation (excluding automobile allowance), and (b) continuation of executive medical, dental and basic life insurance benefits for the same period. Mr. Feldman would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Feldman’s employment letter.

In 2008, Mr. Feldman’s employment letter was modified as necessary in order to ensure its compliance with Section 409A.

Dow Employment Letter.    On June 13, 2003, Mr. Dow received an employment letter from the Company confirming his employment as Senior Vice President and Chief Marketing Officer beginning on June 13, 2003. As set forth in the letter, Mr. Dow’s annual base salary was initially established at the rate of $225,000, which amount was consistent with what the Compensation Committee deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Senior Vice President and Chief Marketing Officer. Mr. Dow’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 50% of his annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Dow was granted (a) stock options to purchase 60,000 shares of the Company’s Common Stock, which options vested ratably over a five year period, and (b) 10,000 shares of restricted stock of the Company, which shares vested ratably over a four year period.

In addition to the foregoing, the employment letter provided to Mr. Dow a severance package whereby, in the event of any involuntary termination of his employment (excluding engagement in gross conduct injurious to the Company) at any time in the future, he will be entitled to (1) a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and (2) reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination. Mr. Dow would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Dow’s employment letter.

In 2008, Mr. Dow’s employment letter was modified as necessary in order to ensure its compliance with Section 409A.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of the named executive officers. The Change in Control Agreements were a result of a determination by the Board that it is important and in the best interests of the Company and its shareholders to ensure that, in the event of a possible change in control of the Company, the stability and continuity of management continues unimpaired, free of the distractions incident to any such possible change in control.

For purposes of the Change in Control Agreements, a “change in control” includes (1) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets, other than a transaction in which (a) the beneficial owners of the Company’s Common Stock prior to the transaction own at least two-thirds of the voting securities of the Company resulting from such transaction, (b) no person owns 25% or more of the voting securities of the Company resulting from such transaction, and (c) the members of the Company’s Board of Directors constitute at least a majority of the members of the Board resulting from such transaction, (2) the consummation of a plan of complete liquidation or dissolution of the Company, (3) the acquisition by any person or group of 25% or more of the Company’s voting securities, or (4) persons who were directors of the Company on January 30, 1998 (or their successors, if elected by the Company’s shareholders and approved by a majority of the members of the Board) cease to constitute a majority of the Company’s Board.

Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other “good reason” as defined in the Change in Control Agreements. The principal benefits to be provided to officers under the Change in Control Agreements are (i) scheduled payments and/or a lump sum payment equal to three years’ compensation (base salary and incentive compensation), and (ii) continued participation in the Company’s employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of the Company, would constitute a “parachute payment” as defined in the Internal Revenue Code of 1986, as amended, and, therefore, subject the officer to the excise tax imposed by Section 4999 of the Code, the Company will pay such tax and any taxes on such payment.

The Change in Control Agreements are not employment agreements and do not impair the right of the Company to terminate the employment of the officer with or without cause prior to a change in control, or the right of the officer to voluntarily terminate his employment at any time.

In 2008, each of the foregoing Change in Control Agreements was modified as necessary in order to ensure its compliance with Section 409A.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s Annual Incentive Compensation Plan for fiscal year 2010 (described below) and under the Company’s Amended and Restated Stock Incentive Plan (described above under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis of this proxy statement) which were granted during fiscal year 2010 to the named executive officers:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock & Option Awards When Granted ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan D. Feldman (a)	Annual Incentive	3/15/2010	0	652,500	978,750	—	—	—	—	—	—	—

William M. Guzik (b)	Annual Incentive	3/15/2010	0	177,000	265,500	—	—	—	—	—	—	—

Frederick W. Dow, Jr. (c)	Annual Incentive	3/15/2010	0	128,750	193,125	—	—	—	—	—	—	—

Alvin K. Marr (d)	Annual Incentive	3/15/2010	0	117,500	176,250	—	—	—	—	—	—	—

Michael J. Gould (e)	Annual Incentive	3/15/2010	0	106,000	159,000	—	—	—	—	—	—	—

Note: Due to the Exchange Program (described above under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis of this proxy statement), there were no new stock options or restricted stock awards granted to the named executive officers in 2010.

(a)	The table does not reflect the issuance of 151,006 new options with an exercise price of $7.52 per share on September 9, 2010, in connection with the Company’s value-for-value stock option exchange offer in 2010. In exchange for the new options issued, Mr. Feldman surrendered 130,000 options with an exercise price of $18.65, 50,000 options with an exercise price of $22.17, 50,000 options with an exercise price of $21.74, 69,500 options with an exercise price of $21.53, and 100,000 options with an exercise price of $15.22. This exchange had no effect on the grant date fair value of the options exchanged.
(b)	The table does not reflect the issuance of 36,220 new options with an exercise price of $7.52 per share on September 9, 2010, in connection with the Company’s value-for-value stock option exchange offer in 2010. In exchange for the new options issued, Mr. Guzik surrendered 17,500 options with an exercise price of $18.65, 8,000 options with an exercise price of $22.17, 8,000 options with an exercise price of $21.74, 21,000 options with an exercise price of $21.53, and 30,000 options with an exercise price of $15.22. This exchange had no effect on the grant date fair value of the options exchanged.
(c)	The table does not reflect the issuance of 24,178 new options with an exercise price of $7.52 per share on September 9, 2010, in connection with the Company’s value-for-value stock option exchange offer in 2010. In exchange for the new options issued, Mr. Dow surrendered 17,500 options with an exercise price of $18.65, 8,000 options with an exercise price of $22.17, 8,000 options with an exercise price of $21.74, 11,500 options with an exercise price of $21.53, and 17,000 options with an exercise price of $15.22. This exchange had no effect on the grant date fair value of the options exchanged.
(d)	The table does not reflect the issuance of 21,198 new options with an exercise price of $7.52 per share on September 9, 2010, in connection with the Company’s value-for-value stock option exchange offer in 2010. In exchange for the new options issued, Mr. Marr surrendered 4,600 options with an exercise price of $18.65, 8,000 options with an exercise price of $22.17, 8,000 options with an exercise price of $21.74, 11,500 options with an exercise price of $21.53, and 17,000 options with an exercise price of $15.22. This exchange had no effect on the grant date fair value of the options exchanged.
(e)	The table does not reflect the issuance of 5,881 new options with an exercise price of $7.52 per share on September 9, 2010, in connection with the Company’s value-for-value stock option exchange offer in 2010. In exchange for the new options issued, Mr. Gould surrendered 2,100 options with an exercise price of $18.65, 4,000 options with an exercise rice of $21.53, and 6,000 options with an exercise price of $15.22. This exchange had no effect on the grant date fair value of the options exchanged.

The Company authorized, and its shareholder approved at the 2010 Annual Meeting of Stockholders, an amendment and restatement of the Amended and Restated Midas, Inc. Stock Incentive Plan and the Amended and Restated Midas, Inc. Treasury Stock Plan (individually, a “Stock Plan” and, collectively, the “Stock Plans”) to provide for a one-time value-for-value stock option exchange offer with respect to outstanding underwater stock options previously granted to officers and other key employees, including the named executive officers, under the Stock Plans between 2004 and 2008, which had an exercise price per share ranging from $15.22 to $23.99 (collectively, the “Old Options”). Pursuant to this stock option exchange offer (the “Exchange Program”), the Company offered eligible employees the one-time opportunity to exchange Old Options for a lesser number of replacement options (collectively, the “Replacement Options”) having an exercise price equal to the fair market value of the Company’s Common Stock on the date that the Replacement Options were granted. The number of shares covered by the Replacement Options was determined using exchange ratios calculated such that the fair value of the Replacement Options was equal to or less than the fair value of the Old Options surrendered in exchange therefor. The Replacement Options issued under the Exchange Program were new options to purchase the Company’s Common Stock granted under the same Stock Plan under which the respective exchanged Old Option was granted. The Replacement Options were unvested at the time of grant, and will vest, subject to the grantee’s continuing employment, in two annual installments of 50% per year on the first and second anniversaries of the new grant date, and will expire on the tenth anniversary of the new grant date. The Offer was made upon the terms and subject to the conditions set forth in the Offering Memorandum dated August 12, 2010, and the related Midas Stock Option Exchange Program Election Form.

The Exchange Program was launched on August 12, 2010, and expired 20 business days later on September 9, 2010. There were a total of 747,090 Old Options eligible for exchange under the Exchange Program. Of this number, 607,200 Old Options were held by the named executive officers. All 747,090 Old Options, including the 607,200 Old Options held by the named executive officers, were surrendered and exchanged for Replacement Options under the Exchange Program. Pursuant to the Exchange Program, a total of 297,760 Replacements Options with an exercise price of $7.52 per share (i.e., the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant) were issued in exchange for the surrendered Old Options. Of this number, 238,483 Replacement Options were issued to the named executive officers.

Annual Incentive Compensation Plan for 2010

The Annual Incentive Compensation Plan for 2010 (the “2010 Plan” ) was comprised of three components: (1) a total corporate objectives component, which represented 50% of the 2010 Plan’s potential bonus payout (the “2010 Operating Income Component”), (2) a North American comparable shop retail sales increase component, which represented 20% of the 2010 Plan’s potential bonus payout (the “2010 Retail Sales Component”), and (3) an individual objectives component, which represented the remaining 30% of the 2010 Plan’s potential bonus payout (the “2010 Individual Objectives Component”). As a result, a substantial portion of each executive’s annual bonus was contingent upon the Company’s achievement of established corporate goals, while the remaining portion was based upon the executive’s accomplishment of individual performance objectives.

All bonus awards paid pursuant to the 2010 Plan are hereinafter referred to as “bonus awards” but described in the Summary Compensation Table above as “Non-Equity Incentive Plan Compensation.”

Bonus awards pursuant to the 2010 Operating Income Component of the 2010 Plan were based upon the Company’s achievement of an adjusted operating income target of $19,250,000 (the “2010 Financial Target”). “Adjusted operating income” is calculated as GAAP operating income adjusted to exclude the impact of bonus accruals, restricted stock amortization expense, costs related to the expensing of stock options, gains and losses on asset sales, and restructuring costs. In addition, the 2010 Operating Income Component contained a “2 for 1” enhancement feature whereby, for each 1% over the 2010 Financial Target achieved by the Company, an additional 2% would be added to the target bonus award under the 2010 Operating Income Component. Similarly, for each 1% that the Company fell short of the 2010 Financial Target, the target bonus award under the 2010 Operating Income Component would be reduced by 2%. The 2010 Plan specifically provided that no bonus awards were to be paid pursuant to the 2010 Operating Income Component unless the Company achieved at least 80% of the 2010 Financial Target (the “2010 Financial Target Threshold”).

Bonus awards pursuant to the 2010 Retail Sales Component of the 2010 Plan were based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2010 (the “2010 Sales Target”). The 2010 Retail Sales Component also contained an enhancement feature whereby, for each 1% over the 2010 Sales Target achieved by the Company in North America, an additional 20% would be added to the target bonus award payable thereunder (up to a maximum of 160% of target). Similarly, for each 1% that the Company fell short of the 2010 Sales Target, the target bonus award under the 2010 Retail Sales Component would be reduced by 10% (with no payout if there was less than a 1% increase in comparable shop retail sales in North America) (the “2010 Sales Target Threshold”).

Each participant’s objectives under the 2010 Individual Objectives Component of the 2010 Plan were established in advance by mutual agreement of the participant and his or her direct supervisor (or the Compensation Committee, in the case of the Chief Executive Officer) and aligned with, and otherwise supported and/or advanced, the Company’s overall business strategy. For purposes of the 2010 Plan, each named executive officer was given, and agreed to, between four to six specific, pre-established objectives under the 2010 Individual Objectives Component. The Compensation Committee had the authority to award a participant in excess of 100% of his or her target bonus payout under the 2010 Individual Objectives Component (subject to a maximum cap of 150%) in order to recognize a participant’s extraordinary achievement of his or her objectives under the 2010 Individual Objectives Component. Bonus awards pursuant to the 2010 Individual Objectives Component were not contingent upon the Company’s achievement of the 2010 Financial Target Threshold or the 2010 Sales Target Threshold.

The overall bonus target levels under the 2010 Plan were: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the enhancement features under the 2010 Operating Income Component and the 2010 Retail Sales Component described above and the potential for extraordinary achievement under the 2010 Individual Objectives Component). The 2010 Plan provided for a maximum cap of 150% of a participant’s overall target bonus level, notwithstanding the above-described features.

Based upon the Company’s actual results of operations in 2010, the Board of Directors determined that the 2010 Sales Target Threshold under the 2010 Retail Sales Component had been met. Specifically, the Board determined that the Company had achieved a 2.35% comparable shop retail sales increase in North America for 2010 (thereby exceeding the 2010 Sales Target under the 2010 Retail Sales Component by 0.35%). In accordance with the terms of the 2010 Plan, the bonus payouts made pursuant to the 2010 Retail Sales Component were therefore calculated to be 103.5% of the target bonus payouts thereunder. Conversely, the Board of Directors determined that the 2010 Financial Target Threshold under the 2010 Operating Income Component had not been met. As a result, there were no bonus payouts made pursuant to the 2010 Operating Income Component of the 2010 Plan. In addition, the Board determined that the performance criteria under the 2010 Individual Objectives Component of the 2010 Plan had been achieved by the named executive officers at the following levels (represented as a percentage of target bonus payout under the 2010 Individual Objectives Component): (a) Mr. Feldman—85%, (b) Mr. Guzik—95%, (c) Mr. Dow—93%, (d) Mr. Marr—97%, and (e) Mr. Gould—87%.

Regarding the Chief Executive Officer only, the Compensation Committee had approved, in March 2010, six pre-established goals that it deemed desirable and appropriate for Mr. Feldman’s personal objectives under the 2010 Individual Objectives Component of the 2010 Plan. Specifically, these goals were: (i) to improve the performance of the Midas franchise system through implementation of the “Midas Way” shop operations program, (ii) to grow the franchisee base by re-franchising Company-owned Midas shops and franchising temporary closed locations, (iii) to re-energize the franchise system with proactive transitions; (iv) to improve operating performance of Company-owned Midas shops, (v) to continue to develop and prove the Midas/SpeeDee co-branding business model, and (vi) to reduce corporate SG&A from the Company’s 2009 expense level. These goals were deemed by the Compensation Committee to be critical components to the Company’s efforts to improve the overall operating effectiveness of the Midas system and to increase the Company’s retail sales. Accordingly, in order to determine Mr. Feldman’s individual performance of those objectives for purposes of the 2010 Plan, the Compensation Committee reviewed and assessed not only achievement of the six goals noted above, but also achievement of the 15 pre-established sub-points underlying those six goals. Based upon its assessment of Mr. Feldman’s individual performance of the foregoing objectives, it was the Compensation Committee’s determination that the Chief Executive Officer had achieved a weighted average score of 85% for his personal objectives under the 2010 Individual Objectives Component of the 2010 Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers as of January 1, 2011.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Alan D. Feldman	500,000	—	6.77	1/9/2013	33,333	270,331	21,000	170,310
	50,000	—	8.09	5/8/2013	66,666	540,661	20,000	162,200
	32,000	96,000	9.87	5/12/2019	8,400	68,124	30,000	243,300
	—	151,006	7.52	9/9/2020	20,000	162,200
					43,500	352,785

Subtotals	582,000	247,006			171,899	1,394,101	71,000	575,810

William M. Guzik	20,000	—	10.01	11/8/2011	5,333	43,251	6,300	51,093
	36,000	—	13.40	5/9/2012	13,333	108,131	6,000	48,660
	24,000	—	8.09	5/8/2013	2,520	20,437	9,000	72,990
	10,000	30,000	9.87	5/12/2019	6,000	48,660
	—	36,220	7.52	9/9/2020	13,500	109,485

Subtotals	90,000	66,220			40,686	329,964	21,300	172,743

Frederick W. Dow, Jr.	40,526	—	11.06	6/13/2013	5,333	43,251	3,450	27,980
	5,000	15,000	9.87	5/12/2019	10,666	86,501	3,500	28,385
	—	24,178	7.52	9/9/2020	1,380	11,192	5,000	40,550
					6,000	48,660
					6,750	54,743

Subtotals	45,526	39,178			30,129	244,347	11,950	96,915

Alvin K. Marr	4,000	—	8.09	5/8/2013	7,999	64,872	3,450	27,980
	5,000	15,000	9.87	5/12/2019	10,666	86,501	3,500	28,385
	—	21,198	7.52	9/9/2020	1,380	11,192	5,000	40,550
					3,500	28,385
					6,750	54,743

Subtotals	9,000	36,198			30,295	245,693	11,950	96,915

Michael J. Gould	2,000	—	13.90	11/11/2013	1,999	16,212	2,000	16,220
	5,000	15,000	9.87	5/12/2019	666	5,401	5,000	40,550
	—	5,881	7.52	9/9/2020	800	6,488
					2,000	16,220
					6,750	54,743

Subtotals	7,000	20,881			12,215	99,064	7,000	56,770

(a)	The following chart sets forth the vesting information with respect to the unexercisable stock option awards held by the named executive officers as of January 1, 2011:

	No. of Unexercisable Options Held on January 1, 2011	Vesting
Alan D. Feldman	96,000	32,000 on May 12, 2011, 2012 and 2013
	151,006	75,503 on September 9, 2011 and 2012 (i)

	247,006

William M. Guzik	30,000	10,000 on May 12, 2011, 2012 and 2013
	36,220	18,110 on September 9, 2011 and 2012 (i)

	66,220

Frederick W. Dow, Jr.	15,000	5,000 on May 12, 2011, 2012 and 2013
	24,178	12,089 on September 9, 2011 and 2012 (i)

	39,178

Alvin K. Marr	15,000	5,000 on May 12, 2011, 2012 and 2013
	21,198	10,599 on September 9, 2011 and 2012 (i)

	36,198

Michael J. Gould	15,000	5,000 on May 12, 2011, 2012 and 2013
	5,881	2,941 on September 9, 2011 and 2012 (i)

	20,881

(i)	These stock option awards were granted on September 9, 2010 pursuant to the Exchange Program (described above under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis of this proxy statement).

(b)	The following chart sets forth the vesting information with respect to the restricted stock awards held by the named executive officers as of January 1, 2011:

	No. of Restricted Shares Held on January 1, 2011	Vesting
Alan D. Feldman	33,333	May 10, 2012 (1)
	66,666	May 9, 2013 (2)
	8,400	4,200 on May 8, 2011 and 2012
	21,000	May 8, 2014 (3)
	20,000	10,000 on May 6, 2011 and 2012
	20,000	May 6, 2011 (4)
	43,500	14,500 on May 12, 2011, 2012 and 2013
	30,000	May 12, 2012 (5)

242,899

William M. Guzik	5,333	May 10, 2012 (1)
	13,333	May 9, 2013 (2)
	2,520	1,260 on May 8, 2011 and 2012
	6,300	May 8, 2014 (3)
	6,000	3,000 on May 6, 2011 and 2012
	6,000	May 6, 2011 (4)
	13,500	4,500 on May 12, 2011, 2012 and 2013
	9,000	May 12, 2012 (5)

61,986

Frederick W. Dow, Jr.	5,333	May 10, 2012 (1)
	10,666	May 9, 2013 (2)
	1,380	690 on May 8, 2011 and 2012
	3,450	May 8, 2014 (3)
	6,000	3,000 on May 6, 2011 and 2012
	3,500	May 6, 2011 (4)
	6,750	2,250 on May 12, 2011, 2012 and 2013
	5,000	May 12, 2012 (5)

42,079

	No. of Restricted Shares Held on January 1, 2011	Vesting
Alvin K. Marr	7,999	May 10, 2012 (1)
	10,666	May 9, 2013 (2)
	1,380	690 on May 8, 2011 and 2012
	3,450	May 8, 2014 (3)
	3,500	1,750 on May 6, 2011 and 2012
	3,500	May 6, 2011 (4)
	6,750	2,250 on May 12, 2011, 2012 and 2013
	5,000	May 12, 2012 (5)

42,245

Michael J. Gould	1,999	May 10, 2012 (1)
	666	May 9, 2013 (2)
	800	400 on May 8, 2011 and 2012
	2,000	1,000 on May 6, 2011 and 2012
	2,000	May 6, 2011 (4)
	6,750	2,250 on May 12, 2011, 2012 and 2013
	5,000	May 12, 2012 (5)

19,215

(1)	Vesting of one-third of the original number of shares granted shall accelerate on May 10, 2011 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period. The original number of shares granted are as follows: Feldman, 50,000; Guzik, 8,000; Dow, 8,000; Marr, 12,000; and Gould, 3,000.
(2)	Vesting of one-third of the original number of shares granted shall accelerate on one or more of May 9, 2011 and 2012 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period. The original number of shares granted are as follows: Feldman, 100,000; Guzik, 20,000; Dow, 16,000; Marr, 16,000; and Gould, 1,000.
(3)	Vesting of one-third of these shares shall accelerate on one or more of May 8, 2011, 2012, 2013 and 2014 if, during the applicable annual measurement period, the total shareholder return on the Company’s Common Stock exceeds the total shareholder return of the S&P 500 Index. Each annual measurement period shall commence and end on the grant date or an anniversary of the grant date, as applicable. All beginning and ending measurements shall be calculated using the simple average closing price of the Company’s Common Stock on the New York Stock Exchange or the final S&P 500 Index, as applicable, during the 21-day trading period commencing 10 trading days before and ending 10 trading days after the grant date or the anniversary of the grant date, as applicable. All unvested shares shall lapse on the date that is one month following the seventh anniversary of the grant date.
(4)	Between 10% and 50% of these shares shall immediately vest on each anniversary of the grant date (“Anniversary”) if, during any applicable measurement period, the Company’s Compound Annual Growth Rate (“CAGR”) of Adjusted Cash Flow Per Share exceeds 2%. There is one remaining measurement period, represented by the 12-month period ending on the last day of the first fiscal quarter of 2011. The number of shares, if any, that shall vest on the next Anniversary will be determined based on the CAGR of Adjusted Cash Flow Per Share during the most recent measurement period. If the CAGR of Adjusted Cash Flow Per Share during the measurement period is 2%, then 10% of the shares shall vest. An additional 5% of the shares granted will vest for each 1% that the CAGR of Adjusted Cash Flow Per Share during said measurement period exceeds the 2% minimum; provided, that the maximum number of shares that may vest on any Anniversary shall be 50% of the shares granted. All unvested shares shall lapse on the date that is one month following the third Anniversary.
(5)	These 2009 restricted stock award grants are subject to vesting based upon achievement of specified increases in the CAGR of Adjusted Cash Flow Per Share during each applicable annual measurement period. All unvested shares shall lapse on the date that is one month following the third Anniversary.

(c)	Based on $8.11 per share, which was the closing price of the Company’s Common Stock on December 31, 2010, as reported for New York Stock Exchange Composite Transactions.

OPTION EXERCISES AND STOCK VESTED

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our named executive officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan D. Feldman	—	—	28,700	306,419
William M. Guzik	—	—	8,760	93,616
Frederick W. Dow, Jr.	—	—	5,940	62,775
Alvin K. Marr	—	—	4,690	49,950
Michael J. Gould	—	—	3,650	39,465

PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each of our named executive officers, and the number of years of service credited to each such executive, under the respective retirement plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Alan D. Feldman	Midas Retirement Income Plan	8.0	150,918	—
	Midas Supplemental Executive Retirement Plan	8.0	559,738	—

William M. Guzik	Midas Retirement Income Plan	11.0	142,563	—
	Midas Supplemental Executive Retirement Plan	11.0	92,945	—

Frederick W. Dow, Jr.	Midas Retirement Income Plan	7.5	162,187	—
	Midas Supplemental Executive Retirement Plan	7.5	65,302	—

Alvin K. Marr	Midas Retirement Income Plan	13.5	127,072	—
	Midas Supplemental Executive Retirement Plan	13.5	24,269	—

Michael J. Gould	Midas Retirement Income Plan	20.0(b)	269,323	—
	Midas Supplemental Executive Retirement Plan	20.0(b)	9,397	—

(a)	Actuarial assumptions used in calculating the present value of accumulated benefit are described in the Company’s financial statements contained in its 2010 Annual Report on Form 10-K on page F-23, footnote 9.
(b)	Although Mr. Gould has been employed by the Company in excess of 20 years, his number of years of credited service is 20 because, under each of the retirement plans, the maximum number of years of credited service is 20.

Retirement Income Plan

Under the Midas Retirement Income Plan (the “Retirement Plan”), full or part-time employees working for the Company, including the named executive officers, who have completed five years of employment with the Company earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Retirement benefits are generally calculated as the product of 1.0% times the years of service (up to a maximum of 20 years) multiplied by the employee’s highest average annual earnings (i.e., base salary and bonus) over either the last 60 consecutive months worked or the highest five consecutive calendar years out of the last 10 calendar years worked for the Company, whichever is greater (the “Applicable Average Earnings”).

If the employee retires between the ages of 55 and 64, the amount of benefits to which he or she is entitled under the Retirement Plan is reduced. Specifically, if the employee reaches age 55 when he or she leaves the Company and has completed at least 20 years of credited service, the benefit reduction is 4% for each year that payments start before age 65. As a result, the 20+ year employee would be entitled to 60% of the accrued benefits if he or she retires at age 55. However, the applicable benefit reduction for each year that payments start before age 65 becomes even greater (i.e., between 4% and 11% per year) if the employee leaves the Company before reaching age 55 or has completed less than 20 years of credited service with the Company. An employee who has completed five years of employment with the Company, but who leaves the Company before reaching age 55, is not entitled to begin receiving payments under the Retirement Plan until he or she reaches the age of 55.

Benefits in excess of the amounts payable pursuant to IRS Regulations are covered under the Midas Supplemental Executive Retirement Plan (amended and renamed the “Midas Executive Retirement Plan—Defined Benefit Retirement Component” in November 2008) described below.

As of January 1, 2011, the named executive officers had the following accrued benefits vested under the Retirement Plan (reflected as a percentage of Applicable Average Earnings and based upon the number of years of credited service with the Company as of January 1, 2011): Alan D. Feldman—8%; William M. Guzik—11%; Frederick W. Dow, Jr.—7%; Alvin K. Marr—13%; and Michael J. Gould—20%. Furthermore, Messrs. Feldman and Dow were eligible for early retirement under the Retirement Plan as of January 1, 2011.

Supplemental Executive Retirement Plan

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Supplemental Executive Retirement Plan (amended and renamed the “Midas Executive Retirement Plan—Defined Benefit Retirement Component” in November 2008) (the “SERP”). The supplemental pension benefit payable under the SERP is based on that portion of the executive officer’s pensionable earnings that exceeds the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. This benefit is determined by using the same formula used to calculate benefits under the Retirement Plan. In 2008, the SERP was modified as necessary in order to ensure its compliance with Section 409A. Similar to the Retirement Plan, Messrs. Feldman and Dow were eligible for early retirement under the SERP as of January 1, 2011.

NONQUALIFIED DEFERRED COMPENSATION

Prior to May 2010, the Company’s executives, including the named executive officers, were eligible to participate in the nonqualified Midas Executive Retirement Plan (amended and renamed the “Midas Executive Retirement Plan—Account Balance Component” in November 2008) (the “ERP”). Pursuant to the ERP, an executive could defer up to 15% of his or her base salary and annual incentive bonus to the ERP on a pre-tax basis. Until February 2009, the Company matched 100% of the first 6% of pay that was contributed to the ERP, but only to the extent that the Company’s match to the executive under the Savings Plan was less than 6% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings

Plan and the ERP prior to February 2009 could not exceed 6% of the executive’s pay (base salary plus incentive compensation). Commencing in February 2009, the Company matched 50% of the first 6% of pay that was contributed to the ERP, but only to the extent that the Company’s match to the executive under the Savings Plan was less than 3% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings Plan and the ERP could not exceed 3% of the executive’s pay (base salary plus incentive compensation). All contributions to the ERP, as well as any matching contributions, were fully vested upon contribution. The investment income under the ERP was calculated quarterly using the prime rate of interest on the first day of January and July of each applicable calendar year. The ERP was unfunded.

Deferral elections under the ERP were made by eligible executives on or before the last day of each year for amounts to be earned in the following year. Subject to the terms of the ERP and except as provided below, benefits under the ERP were to be paid no earlier than the first day of the second calendar month following the executive’s retirement or termination. For those executives (including all of the named executive officers) who constituted “specified employees” (as defined in the ERP), the benefits under the ERP that otherwise would have been paid to the executive at any time during the first six months following the executive’s retirement or termination would instead be accumulated and paid to the executive on the earlier of (A) the first day of the seventh month following the date of retirement or termination or (B) the date of the executive’s death. However, upon a showing of financial hardship and receipt of approval from the Compensation Committee, an executive could have been allowed to access funds in his or her deferred compensation account earlier than the dates described above. Benefits could be received either as a lump sum or in annual installments, or a combination thereof.

In 2008, the ERP was modified as necessary in order to ensure its compliance with Section 409A.

In May 2010, the Company made the decision, as a cost saving measure, to terminate and liquidate the ERP pursuant to Treasury Regulation 1.409A-3(j)(4)(ix)(C) promulgated under Section 409A. As required by the applicable Treasury regulations, payments of all amounts deferred under the ERP must be made after the one year anniversary, and prior to the two year anniversary, of the date on which the Board took all necessary action to irrevocably terminate and liquidate the ERP. The Company decided to terminate and liquidate the ERP as a cost saving measure.

Nonqualified Deferred Compensation Table

The following table summarizes contributions made to, earnings on and withdrawals from the ERP in fiscal year 2010.

Name	Year	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)(b)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last FYE ($)(c)
Alan D. Feldman	2010	—	—	726	—	63,598
William M. Guzik	2010	4,133	—	3,759	—	332,654
Frederick W. Dow, Jr.	2010	—	—	710	—	62,186
Alvin K. Marr	2010	—	—	878	—	76,879
Michael J. Gould	2010	—	—	—	—	—

(a)	These amounts are included in the named executive officer’s compensation for the current year, as reported in the Summary Compensation Table.
(b)	This amount represents aggregate earnings in 2010. The portion that constitutes above-market earnings is included in the named executive officer’s compensation for the designated year, as reported in the Summary Compensation Table.
(c)	The following amounts are also reported in the Summary Compensation Table as 2008 and 2009 compensation: Mr. Feldman, $61,433; Mr. Guzik, $62,350; Mr. Dow, $67,228; and Mr. Marr, $34,100.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the named executive officers upon termination of employment or a change in control of the Company under their current employment arrangements and our other compensation programs. Specifically, compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of January 1, 2011, and, therefore, includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age.

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•

option grants received under the Amended and Restated Midas, Inc. Stock Incentive Plan and the Amended and Restated Midas. Inc. Treasury Stock Plan which have already vested and are exercisable prior to the date of termination (except in the case of involuntary termination for cause or voluntary termination without the written consent of the Company, in which event all vested option grants immediately lapse), subject to the terms of the applicable Nonqualified Stock Option Agreement;

•

restricted stock grants received under the Amended and Restated Midas, Inc. Stock Incentive Plan and the Amended and Restated Treasury Stock Plan which have already vested prior to the date of termination;

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s Savings Plan, ERP (as applicable), Retirement Plan and SERP.

Payments Made Upon Involuntary Termination Without Cause

As a result of original employment letters (in the case of Messrs. Feldman and Dow) and severance agreements (in the case of Messrs. Guzik and Marr) entered into by the Company with the named executive officers, in the event that one of these named executive officer’s employment is involuntarily terminated without cause (or, in the case of Mr. Dow, any involuntary termination for reasons other than engagement in gross conduct injurious to the Company), then such executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	in the case of Mr. Feldman, 24 months of base salary continuation (excluding automobile allowance), and continuation of executive medical, dental and basic life insurance benefits for the same period;

•

in the case of Mr. Dow, a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination; and

•

in the case of Messrs. Guzik and Marr, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following termination.

Table of Payments Made Upon Involuntary Termination Without Cause

Name	Base Salary ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Total ($)
Alan D. Feldman	1,450,000	67,515	1,517,515
William M. Guzik	295,000	30,944	325,944
Frederick W. Dow, Jr.	257,500	12,667	270,167
Alvin K. Marr	235,000	21,628	256,628
Michael J. Gould	212,000	21,338	233,338

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

all then outstanding unvested options which were issued prior to fiscal year 2007 will immediately and automatically vest and be exercisable, and the executive officer will retain such options for the remainder of the options’ then outstanding 10-year term;

•	all then outstanding shares of restricted stock which were issued prior to fiscal year 2006 will immediately and automatically vest;

•

the executive officer will have the right to continue receiving, at his own expense, health and welfare benefits until he reaches age 65, as well as health, prescription and medical benefits for his dependents, as applicable; and

•	the executive officer will have the right to continue receiving, at his own expense, life insurance benefits until his death.

Table of Payments Made Upon Retirement

Messrs. Feldman and Dow are the only named executive officers who were eligible to receive immediate retirement benefits as of January 1, 2011. The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on the New York Stock Exchange on January 1, 2011, but minus the exercise price, in the case of options) of the unvested stock options that would have become exercisable and the intrinsic value of the restricted stock that would have immediately vested if such named executive officer had retired on January 1, 2011.

Name	Unvested Stock Options ($)	Restricted Stock ($)(a)	Retirement Plan ($)(b)	SERP($)(b)	Nonqualified Deferred Compensation ($)(a)
Alan D. Feldman	—	270,331	18,454	68,444	63,598
Frederick W. Dow, Jr.	—	43,251	17,475	7,036	62,186

(a)	This amount represents a lump sum payment.
(b)	This amount represents an annual payment.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	in the case of death only, all then outstanding unvested options will immediately and automatically vest and be exercisable, subject to the terms of the applicable Nonqualified Stock Option Agreement;

•	all then outstanding shares of restricted stock will immediately and automatically vest; and

•	the executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Table of Payments Made Upon Death

The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on the New York Stock Exchange on January 1, 2011, but minus the exercise price, in the case of options) of equity awards that would have become exercisable or would have immediately vested if the named executive had died on January 1, 2011.

Name	Life Insurance ($)	Stock Options ($)	Restricted Stock ($)	Total ($)
Alan D. Feldman	2,000,000	89,094	1,394,101	3,483,195
William M. Guzik	885,000	21,370	329,964	1,236,334
Frederick W. Dow, Jr.	772,500	14,265	244,347	1,031,112
Alvin K. Marr	705,000	12,507	245,693	963,200
Michael J. Gould	636,000	3,470	99,064	738,534

Table of Payments Made Upon Permanent Disability

The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on the New York Stock Exchange on January 1, 2011, but minus the exercise price, in the case of options) of equity awards that would have become exercisable or would have immediately vested if the named executive had been permanently disabled on January 1, 2011. For these purposes, “permanent disability” generally means total disability, resulting in the officer being unable to perform his job as determined by CIGNA, the Company’s life and disability insurance provider.

Name	Disability ($)(a)	Restricted Stock ($)	Total ($)
Alan D. Feldman	1,134,327	1,394,101	2,528,428
William M. Guzik	1,498,176	329,964	1,828,140
Frederick W. Dow, Jr.	437,197	244,347	681,544
Alvin K. Marr	1,372,659	245,693	1,618,352
Michael J. Gould	834,886	99,064	933,950

(a)	This amount represents the present value (at a rate of 4.8636%) of the long-term disability payments that would be paid to the named executive officer until he reaches the retirement age of 65.

Payments Made Upon Certain Termination Events Following Change in Control

The Company has entered into Change in Control Agreements with each of the named executive officers. Pursuant to these agreements, if the named executive officer is terminated following a change in control (as defined under the Change in Control Agreements), other than for cause or by reason of death or disability, or if the executive terminates his employment in certain qualifying circumstances defined as “good reason” under the Change in Control Agreements, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	he will receive scheduled payments and/or a lump sum payment equal to three years’ compensation (base salary and incentive compensation);

•	he will receive a payment equal to the amount of any parachute payment excise tax and any additional taxes resulting from such severance compensation;

•	he will continue to participate in the Company’s employee benefit programs or equivalent benefits for three years following termination;

•	all then outstanding unvested options will immediately and automatically vest and be exercisable, and he will retain such options for the remainder of the options’ then outstanding 10-year term; and

•	all then outstanding shares of restricted stock will immediately and automatically vest.

A more detailed discussion of the terms and provisions of the Change in Control Agreements is provided under the heading “Agreements with Named Executive Officers” above.

Table of Payments Made Upon Certain Termination Events Following Change in Control

Name	Base Salary ($)	Non-Equity Incentive Compensation ($)	Stock Options and Restricted Stock ($)(a)	Life, Medical, Dental, Accident & Disability Insurance ($)	Executive Benefits ($)(b)	Pension and Retirement Plans ($)(c)	Early Retirement Pension Payment ($)(d)	Subtotal ($)	Parachute Payment Excise Tax and Related Tax Gross-up ($)(e)	Total ($)
Alan D. Feldman	2,175,000	902,310	1,447,120	94,145	100,800	269,180	1,040,736	6,029,291	2,326,536	8,355,827
William M. Guzik	885,000	261,252	447,290	79,260	82,800	63,766	—	1,819,368	641,299	2,460,667
Frederick W. Dow, Jr.	772,500	187,428	228,580	49,181	55,800	90,994	182,677	1,567,160	561,647	2,128,807
Alvin K. Marr	705,000	175,545	228,528	50,411	55,800	33,434	—	1,248,718	—	1,248,718
Michael J. Gould	636,000	148,632	228,580	51,585	55,800	—	—	1,120,597	466,423	1,587,020

(a)	Pursuant to Section 4(b)(i) of the Change in Control Agreements, the named executive officers will receive an amount equal to the current “target” values under the annual or long-term incentive compensation plans of the Company. In 2010, the named executive officers participated in the above-referenced stock option exchange program and, as a result, did not receive any stock compensation during the year. As such, the “target” value for stock compensation for purposes of the Change in Control Agreements is assumed to be equal to the fair value of the 2009 stock grants.
(b)	This amount represents the named executive officer’s 2010 auto allowance multiplied by three years, as provided in the Change in Control Agreement.
(c)	This amount represents the incremental net present value of 3 years of additional service credits provided to the named executive officer under the Retirement Plan and the SERP, as required under the Change in Control Agreement.
(d)	This amount represents a one time lump sum payment to the named executive officers who are presently eligible for early retirement in order to compensate them for the difference between (1) the normal early retirement benefits that they are presently entitled to receive under the Retirement Plan and the SERP, and (2) the benefits that such named executive officer would have been entitled to receive under the Retirement Plan and the SERP had he retired at age 65, as required under the Change in Control Agreement.
(e)	This calculation assumes a gross-up percentage on excise tax of 259.4033722%.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of its Board members. Directors are not subject to a minimum share ownership requirement.

The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) has responsibility for recommending, and periodically reviewing the appropriateness of, the compensation program for Board members. The Nominating Committee believes that total director compensation should be competitive with the compensation paid to directors of companies with characteristics similar to those of the Company.

Cash Compensation Paid to Board Members

Under the current director compensation structure, the Lead Director receives an annual retainer of $70,000, and each director who is a committee chairperson receives an annual retainer of $50,000, as director compensation. In addition, any director who is not a committee chairperson but who serves as the Financial Expert of the Audit and Finance Committee receives an annual retainer of $50,000 as director compensation. No additional fees are paid for meeting attendance.

Directors who are employees of the Company received no compensation for their services as directors.

In addition to the annual retainers and the restricted stock awards described below, commencing in 2009, each non-management Board member is entitled to reimbursement from the Company for up to $1,000 in annual expenses relating to director education.

Stock-Based Compensation

In addition to the fees described above, each director receives an Annual Director Restricted Stock Award under the Amended and Restated Stock Incentive Plan. Currently, the Annual Director Restricted Stock Award consists of 2,000 restricted shares of Common Stock of the Company. These restricted shares vest in four equal annual installments commencing on the first anniversary of the date of grant. In the event of a director’s retirement (which is defined, under Midas’ retirement policies, as a voluntary termination of one’s directorship after reaching 55 years of age and after at least five years of service with Midas), all then unvested shares of restricted stock held by such director will fully vest, as further described in the footnotes to the “Non-Management Directors’ Compensation Table” below. In the event of a Change in Control (as defined in the Amended and Restated Stock Incentive Plan), each restricted share will vest and, in certain cases, will be settled in cash by the Company. The Company’s current policy is to issue the Annual Director Restricted Stock Awards simultaneously with the annual issuance of awards to executives under the Amended and Restated Stock Incentive Plan.

Directors’ Deferred Compensation Plan

Pursuant to the Midas, Inc. Directors’ Deferred Compensation Plan, non-management directors may elect to defer receipt of all or a portion of his or her cash-based director compensation from the Company until a future date. The plan also allows non-management directors to have all or a portion of his or her cash-based director compensation from the Company paid in the form of shares of the Company’s Common Stock.

Each non-management director who elects to defer receipt of his or her cash-based director compensation has the option of being credited with either share units (in the Company’s Common Stock) or cash units. The number of share units to which the participating director is entitled will be determined based upon the dollar amount deferred and the closing price of the Company’s Common Stock on the New York Stock Exchange on the date that the cash-based compensation would otherwise have been paid to the director. Cash units under the plan accrue interest compounded monthly at the prime rate.

Amounts deferred under this plan are distributed to each non-management director on such future date or dates specified by such director on his or her payment election form, but in no event earlier than two calendar years from the last day of the plan year for which deferrals are made. The non-management director may elect to have payments made in a single lump-sum payment or up to a maximum of 10 substantially equal annual installments.

The plan is intended to operate in full compliance with the insider trading liability rules under Section 16 of the Securities Exchange Act of 1934. In 2008, the plan was modified as necessary in order to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

No directors are currently participating in this plan.

Director Compensation

The following table summarizes the fees and other compensation that the Company’s directors (other than those who are employed by the Company) earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)(b)	Option Awards ($)(a)(b)	Total ($)
Robert R. Schoeberl	70,000	20,960	—	90,960
Thomas L. Bindley	50,000	20,960	—	70,960
Archie R. Dykes	50,000	20,960	—	70,960
Jarobin Gilbert, Jr.	50,000	20,960	—	70,960
Diane L. Routson	50,000	20,960	—	70,960

(a)	Represents the aggregate grant date fair value as determined using the Financial Accounting Standards Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standard No. 123R). The assumptions underlying the grant date fair value are described in the Company’s financial statements contained in its 2010 Annual Report on Form 10-K on page F-27, footnote 10.
(b)	As of January 1, 2011, each of our directors had the following option awards and restricted stock awards outstanding:

Name	Unexercised Options – Unexercisable (#)	Unexercised Options – Exercisable (#)	Unvested Restricted Shares (#)(1)
Robert R. Schoeberl	—	15,667	6,832
Thomas L. Bindley	—	8,000	6,832
Archie R. Dykes	—	8,000	6,832
Jarobin Gilbert, Jr.	—	3,200	6,832
Diane L. Routson	—	2,000	6,832

(1)

666 of the 6,832 restricted shares were granted on May 10, 2005, while another 666 of the 6,832 restricted shares were granted on May 9, 2006, and another 1,000 of the 6,832 restricted shares were granted on May 8, 2007. These shares vest on the seventh anniversary of the date of grant, except that an amount equal to thirty-three and one-third percent (33 1/3%) of all of such shares shall immediately vest on each anniversary of the date of grant if, on such anniversary date, the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) for the same period. In connection with the 2007 Annual Director Restricted Stock Awards, all beginning and ending measurements shall be calculated using the simple average closing price of the Company’s Common Stock on the New York Stock Exchange or the final S&P 500 Index, as applicable, during the 21-day trading period commencing 10 trading days before and ending 10 trading days after the grant date or the anniversary of the grant date, as applicable. 1,000 of the remaining 6,832 restricted shares were granted on May 6, 2008 and vest in two equal installments of 500 each on May 6, 2011 and 2012. 1,500 of the remaining 6,832 restricted shares were granted on May 12, 2009 and vest in three equal installments of 500 each on May 12, 2011, 2012 and 2013. The remaining 2,000 of the 6,832 restricted shares were granted on May 11, 2010. These restricted shares vest in four equal installments commencing on the first anniversary of the date of grant.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s By-Laws require the Company to indemnify and hold harmless each of its directors and officers, including the named executive officers, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended, against all expense, liability and loss incurred by such individual in any action, suit or proceeding, whether civil, criminal administrative or investigative, to which such individual is made a party, is threatened to be made a party, or in which such individual is involved, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides, however, that no such obligation to indemnify exists as to proceedings initiated by a director, officer, employee or agent unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification under the By-Laws; or (b) it was authorized by the Company’s Board of Directors. The foregoing indemnification continues as to a person who has ceased to be a director or officer of the Company.

The By-Laws also provide that the Company shall have the authority to purchase and maintain insurance, at its expense, to protect itself and its directors and officers, including the named executive officers, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Company has, and intends to continue, maintaining director and officer liability insurance, to the extent available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers under the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act of 1933, and may, therefore, be unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) reviews all relationships and transactions in which the Company and one or more of its directors, executive officers and/or their immediately family members are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction involving the Company. As required under the rules of the Securities and Exchange Commission, transactions involving the Company that are determined to be directly or indirectly material to a related person must be disclosed in the Company’s proxy statement. In addition, the Nominating Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Company’s Related Person Transaction Policies and Procedures, in the course of the Nominating Committee’s review and approval or ratification of a related person transaction, the Nominating Committee will take into account, among other factors it deems appropriate, the following:

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the nature and extent of the related person’s interest in the transaction;

•	the importance of the transaction to the Company;

•	the importance of the transaction to the related person;

•

whether the transaction is fair and reasonable to the Company and otherwise on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction would impair the judgment of the interested director or executive officer to act in the best interest of the Company; and

•	any other facts, circumstances, or factors that the Nominating Committee deems appropriate.

Any member of the Nominating Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director will be counted in determining the presence of a quorum at the meeting of the Nominating Committee that considers the transaction.

Currently, there are no related person transactions that are required to be reported pursuant to the rules of the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Midas’ proxy materials for the 2012 annual meeting of shareholders, a shareholder proposal must be received by the Corporate Secretary no later than December 10, 2011. In addition, regardless of whether a shareholder proposal is set forth in the notice of annual meeting to a proxy statement as a matter to be considered by shareholders, Midas’ By-Laws establish an advance notice procedure for shareholder proposals to be brought before any Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2011 annual meeting may consider a proposal or nomination brought by a shareholder of record as of March 11, 2011, who is entitled to vote at the 2011 annual meeting and who has given the Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2011 annual meeting must have been received by the Corporate Secretary after the close of business on February 10, 2011, and prior to the close of business on March 2, 2011 (the “Notice Period”). The Corporate Secretary did not receive notice of any shareholder proposal or nomination relating to the 2011 annual meeting during the Notice Period. The 2012 annual meeting is expected to be held on May 8, 2012. A shareholder proposal or nomination intended to be brought before the 2012 annual meeting must be received by the Corporate Secretary after the close of business on February 10, 2012, and prior to the close of business on March 1, 2012. All proposals and nominations should be addressed to Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143, Attention: Corporate Secretary.

GENERAL

Midas will bear the entire cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail, and may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers or employees of Midas who will not receive special compensation for such services. Midas will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. Midas has also engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of approximately $7,000, plus reimbursement for out-of-pocket expenses.

We have included a copy of Midas’ 2010 Annual Report on Form 10-K (without Exhibits) with this proxy statement.

This proxy statement and Midas’ 2010 Annual Report on Form 10-K can be found on our website at www.midasinc.com under the heading “SEC Filings” as well as at www.midasproxy.com. A printed copy of this proxy statement and Exhibits to the Annual Report on Form 10-K may be obtained by any shareholder upon written request to Midas, Inc., 1300 Arlington Heights Road, ltasca, Illinois 60143, Attention: Corporate Secretary. A reasonable charge will be assessed for requested Exhibits.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

April 8, 2011

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 pm, Central Time on May 9, 2011.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/MDS
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and for a 3 YEAR FREQUENCY in Proposal 4.

												+
										For	Against	Abstain

1.	Election of Directors:	For	Withhold				3.	Resolution approving the compensation of the Company’s named executive officers.		☐	☐	☐
	01 - Thomas L. Bindley	☐	☐
	02 - Robert R. Schoeberl	☐	☐
				For	Against	Abstain			3 Yrs	2 Yrs	1 Yr	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent auditors of Midas, Inc. for the fiscal year ending December 31, 2011.			☐	☐	☐	4.	Frequency of inclusion in the proxy statement of a non-binding advisory vote on the compensation of the Company’s named executive officers	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Please check this box if	☐	Please check this box if you	☐
	you consent to access all future proxy materials via the Internet.		plan to attend the Annual Meeting of Shareholders.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears below. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please state the capacity in which you sign. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, the proxy should be signed in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X	+

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or the Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.

If you vote by telephone or the Internet, it is not necessary to return this proxy card .

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MIDAS, INC.

1300 Arlington Heights Road, Itasca, Illinois 60143

This Proxy is Solicited on Behalf of the Board of Directors

William M. Guzik and Alvin K. Marr, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Midas, Inc. to be held on May 10, 2011, and at any adjournment thereof as specified on the reverse side, and, in their discretion, upon such other business as may properly be brought before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” THE ITEMS SET FORTH IN PROPOSALS 2 AND 3, AND FOR A FREQUENCY OF “3 YEARS” IN PROPOSAL 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES IN PROPOSAL 1, FOR THE ITEMS IN PROPOSALS 2 AND 3, AND FOR A FREQUENCY OF “3 YEARS” IN PROPOSAL 4.

(CONTINUED, AND TO BE SIGNED ON OTHER SIDE)